UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Maravai LifeSciences Holdings, Inc.

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Dear Fellow Shareholders,

We are pleased to invite you to attend the 2022 Annual Meeting of Shareholders of Maravai LifeSciences Holdings, Inc. (“Maravai” or the “Company”) to be held on Wednesday, May 12, 2022, at 3:00 p.m. Pacific Time. As we did last year, this year’s Annual Meeting will be conducted virtually, via live audio webcast, making it easy for our shareholders to participate from any location around the world. You will be able to attend the meeting online and submit questions during the meeting by registering prior to the meeting at www.proxydocs.com/MRVI using your unique control number included on your proxy card or on the instructions that accompany your proxy materials. You will be able to vote your shares electronically during the meeting by following the instructions that will be emailed to you upon completion of such registration.

The accompanying proxy statement provides information about the matters we will ask you to consider at the Annual Meeting, which are:

1.

to elect four nominees identified in the accompanying proxy statement to serve as directors, as recommended by the Compensation and Nominating Committee of the Board of Directors of Maravai (the “Board”);

2.	to ratify the appointment of Ernst & Young LLP as Maravai’s independent registered public accounting firm for the year ending December 31, 2022;

3.	to recommend, on a non-binding advisory basis, the frequency of future say-on-pay votes; and

4.	to transact other business as may properly come before the meeting or any adjournment of the meeting.

Our Board has set the record date as March 15, 2022. Only shareholders that owned Maravai Class A common stock or Class B common stock at the close of business on that day are entitled to notice of and may vote at the meeting or any adjournment of the meeting. A list of Maravai’s shareholders of record will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 12, 2022 at our corporate headquarters located at 10770 Wateridge Circle Suite 200, San Diego, California 92121, and on the date of the meeting, on the virtual platform for the Annual Meeting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the proxy card. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend.

Sincerely,

Carl Hull

Chair and Chief Executive Officer

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

The 2022 annual meeting of shareholders of Maravai LifeSciences Holdings, Inc. will be held virtually (please visit www.proxydocs.com/MRVI for virtual meeting registration details) on Thursday, May 12, 2022, at 3:00 p.m. Pacific Time for the following purposes:

1.	to elect Sean Cunningham, Robert B. Hance, Jessica Hopfield and Murali K. Prahalad to serve as Class II directors, as recommended by the Compensation and Nominating Committee of the Board;

2.	to ratify the appointment of Ernst & Young LLP as Maravai’s independent registered public accounting firm for the year ending December 31, 2022;

3.	to approve, on a non-binding advisory basis, the frequency of future say-on-pay votes; and

4.	to transact other business as may properly come before the meeting or any adjournment of the meeting.

A list of shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 12, 2022, at 10770 Wateridge Circle Suite 200, San Diego, California 92121, and on the date of the meeting, on the virtual platform for the Annual Meeting.

The proxy statement is first being delivered to the Company’s shareholders as of the record date on or about April 14, 2022.

By Order of the Board of Directors

Kurt Oreshack

General Counsel and Secretary

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q: Why did I receive these materials?

The Board of Maravai is soliciting your proxy to vote at our 2022 Annual Meeting of Shareholders (or at any postponement or adjournment of the meeting). Shareholders who own shares of our common stock as of the record date, March 15, 2022 (the “Record Date”), are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about Maravai.

Householding. The Securities and Exchange Commission’s (“SEC”) rules permit us to print an individual’s multiple accounts on a single set of annual meeting materials. To take advantage of this opportunity, we have summarized on one set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted shareholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the annual meeting materials, as requested, to any shareholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the annual meeting materials, contact www.investorelections.com/MRVI. A number of brokerage firms have instituted householding. They will have their own procedures for shareholders who wish to receive individual copies of the proxy materials.

Q: Who will be entitled to vote?

Shareholders who own shares of our common stock as of the Record Date, are entitled to vote at the Annual Meeting. As of the Record Date, Maravai had approximately 131,489,540 million shares of Class A common stock and 123,669,196 million shares of Class B common stock outstanding. Holders of shares of Class A common stock and Class B common stock are each entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.

Q: What will I be voting on?

You will be voting on:

1.

the election of Sean Cunningham, Robert B. Hance, Jessica Hopfield and Murali K. Prahalad as Class II directors to serve on the Board until the 2025 Annual Meeting and until their successors are duly elected and qualified;

2.	the ratification of the appointment of Ernst & Young LLP as Maravai’s independent registered public accounting firm for the year ending December 31, 2022;

3.	the approval, on a non-binding advisory basis, of the frequency of future say-on-pay votes; and

4.	any other business as may properly come before the meeting or any adjournment of the meeting.

Q: How does the Board recommend I vote on these matters?

The Board recommends you vote:

1.	FOR the election of Sean Cunningham, Robert B. Hance, Jessica Hopfield and Murali K. Prahalad as Class II directors;

2.	FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2022; and

3.	EVERY YEAR for the frequency of future non-binding advisory votes on executive compensation.

Q: How do I cast my vote?

Beneficial Shareholders. If you hold your shares through a broker, trustee or other nominee, you are a beneficial shareholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial shareholder.

Registered Shareholders. If you hold shares in your own name, you are a registered shareholder and may vote during the virtual Annual Meeting by registering at any time prior to the start of the meeting at www.proxydocs.com/MRVI. You will need your unique control number included on your proxy card or on the instructions that accompany your proxy materials. Only one person will be able to log in with that unique control number at any time. You can also vote by proxy before the Annual Meeting in the following ways:

1.	via the Internet at www.proxypush.com/MRVI;

2.	by phone by calling 1-866-437-3716; or

3.	by signing and returning a proxy card.

Proxies submitted via the Internet or by telephone must be received prior to the commencement of the Annual Meeting at 3:00 p.m. Pacific Time on May 12, 2022.

Q: Can I access the proxy materials electronically?

Yes. Your proxy card or voting instruction card will contain instructions on how to:

1.	view our proxy materials for the Annual Meeting on the Internet; and

2.	instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available at www.proxydocs.com/MRVI and our proxy materials will be available during the voting period starting on April 14, 2022.

Instead of receiving future copies of our proxy statement and annual reports by mail, shareholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Your election to receive future proxy materials by email will remain in effect until you revoke it.

Q: How may I change or revoke my proxy?

Beneficial Shareholders. Beneficial shareholders should contact their broker, trustee or nominee for instructions on how to change their proxy vote.

Registered Shareholders. Registered shareholders may change a properly executed proxy at any time before its exercise:

1.	via the Internet at www.proxypush.com/MRVI;

2.	by phone by calling 1-866-437-3716; or

3.	by signing and returning a new proxy card.

Q: How can I attend the Annual Meeting?

The Annual Meeting is being held as a virtual only meeting. If you are a shareholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by registering at any time prior to the start of the meeting at www.proxydocs.com/MRVI using your unique control number included on your proxy card that accompanies your proxy materials.

If you are a shareholder holding your shares in “street name” as of the Record Date, you may gain access to the meeting by following the instructions in the voting instruction card provided by your broker, bank or other nominee. You may not vote your shares via the Internet at the Annual Meeting unless you receive a valid legal proxy from your brokerage firm, bank, broker-dealer or other nominee holder. To vote during the meeting, you must be registered prior to the start of the meeting. If you are not a shareholder as of the Record Date or have not registered to attend the meeting, you may still listen to the Annual Meeting, but will not be able to ask questions or vote at the meeting.

If you have questions, you may type them into the dialog box provided at any point during the meeting (until the floor is closed to questions). Shareholder questions or comments are welcome, but we will only answer questions pertinent to Annual Meeting matters, subject to time constraints. Questions regarding personal matters and statements of advocacy are not pertinent to Annual Meeting matters and therefore will not be addressed. Questions or comments that are substantially similar may be grouped and answered together to avoid repetition. The audio broadcast of the Annual Meeting will be archived at https://investors.maravai.com for at least one year.

Q: What if I run into technical issues while trying to access the Annual Meeting?

The virtual meeting platform is supported across browsers and devices running the most updated version of applicable software and plug-ins. Participants should give themselves plenty of time to log in and ensure they have a strong internet connection and they can hear streaming audio prior to the start of the meeting. Each participant that has registered to attend the meeting will receive a reminder email at approximately 2:00 p.m. Pacific Time on the day of the meeting, which is one hour prior to the meeting start time. The reminder email will include an FAQ link where you will find contact information for the Mediant Help Desk. The Mediant Help Desk will be available starting at 2:00 p.m. Pacific Time until the end of the meeting.

Q: Why is the Annual Meeting virtual only?

We are excited to embrace the latest technology to provide ease of access, real-time communication, and cost savings for our shareholders and our company. Hosting a virtual meeting makes it easy for our shareholders to participate from any location around the world.

Q: What is the voting requirement to approve each of the proposals, and how are the votes counted?

PROPOSAL 1—ELECTION OF DIRECTORS

A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the four nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will not impact the election of the nominees.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED ACCOUNTING FIRM

The affirmative vote of a majority of the voting power of the common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve the ratification of Ernst & Young LLP as our independent registered accounting firm. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. There will be no broker non-votes with respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022.

PROPOSAL 3—ADVISORY VOTE, ON A NON-BINDING BASIS, OF SAY-ON-PAY- FREQUENCY

The frequency that receives the highest number of votes cast will constitute the shareholders’ non-binding advisory vote with respect to say-on-pay frequency. Although the results will not be binding on the Board, the Board will consider the results of the shareholder vote when making future decisions regarding the frequency with which to submit to a vote of shareholders the compensation of the Company’s executive officers. Abstentions and broker non-votes will not count in the determination of which alternative receives the highest number of votes and, therefore, will have no effect on Proposal 3.

Q: When will the results of the vote be announced?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Q: What is the deadline for submitting a shareholder proposal or director nomination for the 2023 Annual Meeting?

Shareholder proposals pursuant to SEC Rule 14a-8 for inclusion in Maravai’s proxy statement and form of proxy for the Maravai’s 2023 annual meeting of shareholders, to be held in 2023, must be received by Maravai’s General Counsel and Secretary at our principal executive offices at 10770 Wateridge Circle Suite 200, San Diego, California 92121 no later than the close of business on December 15, 2022. Shareholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2023 (but not include it in Maravai’s proxy materials) must provide written notice of such proposal to the General Counsel and Secretary at Maravai’s principal executive offices no later than the close of business on February 12, 2023 and not earlier than the close of business on January 12, 2023, assuming Maravai does not change the date of the 2023 annual meeting of shareholders by more than 30 days before or after the anniversary of the 2022 Annual Meeting. If so, Maravai will release an updated time frame for shareholder proposals. Any shareholder proposal or director nomination must comply with the other provisions of Maravai’s Amended and Restated Bylaws and be submitted in writing to the Secretary at Maravai’s principal executive offices. To comply with the universal proxy rules (once applicable), shareholders who intend to solicit proxies in support of director nominees, other than Maravai’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 13, 2023.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our Board, which is composed of eleven directors. Our certificate of incorporation (our “Certificate”) provides that the authorized number of directors may be changed only by resolution of our Board. Our Certificate also provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth the director class, name, age as of March 15, 2022, and other information for each member of our Board:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Sean Cunningham	II	46	Director	2020	2022	2025
Robert B. Hance	II	62	Director	2020	2022	2025
Jessica Hopfield	II	57	Director	2020	2022	2025
Murali K. Prahalad	II	50	Director	2020	2022	2025
Anat Ashkenazi	III	49	Director	2020	2023
Gregory T. Lucier	III	57	Director	2020	2023
Luke Marker	III	37	Director	2020	2023
Benjamin Daverman	I	44	Director	2020	2024
Susannah Gray	I	61	Director	2020	2024
Carl Hull	I	64	Chief Executive Officer and Chair of the Board	2020	2024
Constantine Mihas	I	55	Director	2020	2024

We believe that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our shareholders, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility and reputational issues, strategy and strategic planning. Additionally, we desire that the Board have specific knowledge related to our industry. The Compensation and Nominating Committee believes that all directors must, at a minimum, meet the criteria set forth in the Board’s Code of Conduct and the Corporate Governance Guidelines, which specify, among other things, that the Compensation and Nominating Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Compensation and Nominating Committee considers a nominee’s differences in gender, ethnicity, tenure, skills and qualifications. The Compensation and Nominating Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Compensation and Nominating Committee considers individuals with diverse backgrounds, viewpoints, accomplishments, cultural background and professional expertise, among other factors, that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our shareholders. The Compensation and Nominating Committee also will consider a combination of factors for each director, including (a) the nominee’s ability to represent all shareholders without a conflict of interest, (b) the nominee’s ability to work in and promote a productive environment, (c) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director, (d) whether the nominee has demonstrated the high level of character, ethics and integrity expected by the Company, (e) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company, (f) the nominee’s ability to apply sound and independent business judgment and (g) the diverse attributes of the nominee, such as differences in background, qualifications and personal characteristics.

The Compensation and Nominating Committee has determined that all of our directors meet the criteria and qualifications set forth in the Code of Conduct for the Board of Directors, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our shareholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and social realities of the environment in which we operate, the independence and high performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for Maravai and its shareholders, and guide the long-term sustainable, dependable performance of Maravai.

Subject to any earlier resignation or removal in accordance with the terms of our Certificate, bylaws and Director Nomination Agreement (as defined and discussed below) with Maravai Life Sciences Holdings, LLC (“MLSH 1”), Maravai Life Sciences Holdings 2, LLC (“MLSH 2”), GTCR Fund XI/C LP, GTCR Fund XI/B LP, GTCR Co-Invest XI LP, GTCR Partners XI/A&C LP, GTCR Partners XI/B LP and GTCR Investment XI LLC (collectively, “GTCR”), our Class I directors will serve until the 2024 Annual Meeting of shareholders, our Class II directors will serve until the 2025 annual meeting of shareholders, and our Class III directors will serve until the 2023 annual meeting of shareholders. In addition, our Certificate provides that our directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon, voting together as a single class for so long as GTCR beneficially owns 40% or more, in the aggregate, of the total number of shares of our common stock then outstanding (“Voting Stock”). If GTCR no longer beneficially owns in the aggregate (directly or indirectly) 40% or more of our Voting Stock, then our directors may be removed only for cause upon the affirmative vote of at least 66 2⁄3% of the voting power of our outstanding shares of stock entitled to vote thereon.

Director Nomination Agreement

In connection with our initial public offering (our “IPO”), we entered into a Director Nomination Agreement (as further amended and restated, the “Director Nomination Agreement”) with GTCR. The Director Nomination Agreement provides GTCR the right to nominate to the Board a number of designees equal to at least: (i) 100% of the total number of directors comprising the Board, so long as GTCR beneficially owns shares of Class A common stock and Class B common stock representing at least 40% of the total amount of shares of Class A common stock and Class B common stock it owned as of the date of the IPO, (ii) 40% of the total number of directors, in the event that GTCR beneficially owns shares of Class A common stock and Class B common stock representing at least 30% but less than 40% of the total amount of shares of Class A common stock and Class B common stock it owned as of the date of the IPO, (iii) 30% of the total number of directors, in the event that GTCR beneficially owns shares of Class A common stock and Class B common stock representing at least 20% but less than 30% of the total amount of shares of Class A common stock and Class B common stock it owned as of the date of the IPO, (iv) 20% of the total number of directors, in the event that GTCR beneficially owns shares of Class A common stock and Class B common stock representing at least 10% but less than 20% of the total amount of shares of Class A common stock and Class B common stock it owned as of the date of the IPO and (v) one director, in the event that GTCR beneficially owns shares of Class A common stock and Class B common stock representing at least 5% of the total amount of shares of Class A common stock and Class B common stock it owned as of the date of the IPO. In each case, GTCR’s nominees must comply with applicable law and stock exchange rules. In addition, GTCR shall be entitled to designate the replacement for any of its Board designees whose Board service terminates prior to the end of the director’s term, regardless of

GTCR’s beneficial ownership at that time. GTCR shall also have the right to have its designees participate on committees of our Board proportionate to its voting power, subject to compliance with applicable law and stock exchange rules. The Director Nomination Agreement also prohibits us from increasing or decreasing the size of our Board without the prior written consent of GTCR. This agreement will terminate at such time as GTCR beneficially owns less than 5% of the shares of Class A and Class B common stock it beneficially owned as of the date of the IPO.

Shareholder Recommendations for Director Nominees

The Compensation and Nominating Committee will consider shareholder nominations for membership on the Board. For the 2023 Annual Meeting, nominations may be submitted to 10770 Wateridge Circle Suite 200, San Diego, California 92121, Attn: General Counsel and Secretary, and such nominations will then be forwarded to the Chair of the Compensation and Nominating Committee. Recommendations must be in writing and we must receive the recommendation no later than the close of business on February 12, 2023 and not earlier than the close of business on January 12, 2023. Recommendations must also include certain other procedural requirements as specified in our bylaws. To comply with the universal proxy rules (once applicable), shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 13, 2023.

When filling a vacancy on the Board, the Compensation and Nominating Committee identifies the desired skills and experience of a new director and nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Compensation and Nominating Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. The candidates are then evaluated based on the process outlined in our Corporate Governance Guidelines and the Compensation and Nominating Committee charter, and the same process is used for all candidates, including candidates recommended by shareholders.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting.

Name	Class	Age*	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Sean Cunningham	II	46	Director	2020	2022	2025
Robert B. Hance	II	62	Director	2020	2022	2025
Jessica Hopfield	II	57	Director	2020	2022	2025
Murali K. Prahalad	II	50	Director	2020	2022	2025

*	Ages as of March 15, 2022.

Each nominee was recommended for re-election by the Compensation and Nominating Committee for consideration by the Board and our shareholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.

The Board Recommends that you vote “FOR” each of the director nominees.

Director Nominees to Serve for a Three-Year Term Expiring at the 2025 Annual Meeting.

Sean Cunningham has served on our Board since our IPO in November 2020 and has served as a member of MLSH 1’s board since March 2016. He also serves as a director on the Board of Directors of Sotera Health Company. Mr. Cunningham joined GTCR in 2001 where he is currently a Managing Director and Co-Head of the Healthcare Group. He was previously a consultant with The Boston Consulting Group. Mr. Cunningham holds an MBA from the Wharton School at the University of Pennsylvania as well as a BA and BE in Engineering Sciences from Dartmouth College. We determined that Mr. Cunningham’s directorship experience with similar companies and extensive experience in the healthcare and pharmaceutical industries qualifies him to serve as a director on the Board of Directors.

Robert B. Hance has served on our Board since our IPO in November 2020 and has served as a member of MLSH 1’s board since 2017. Mr. Hance is a medical device industry veteran with more than 30 years’ experience and has served as the Chief Executive Officer of Regatta Medical, Inc. (“Regatta Medical”), a medical device company, since 2017. Prior to Regatta Medical from 2013 to 2016, Mr. Hance was Chief Executive Officer of Creganna Medical Devices, Inc. (“Creganna Medical”), a leading supplier to the minimally invasive medical device industry. Creganna Medical was sold to TE Connectivity Ltd. in 2016. From 2012 to 2013, Mr. Hance was an Entrepreneur-in-Residence within the FDA at the Center for Devices and Radiological Health. Prior to his FDA experience, Mr. Hance was President of Abbott Vascular, the cardiovascular device division of Abbott Laboratories, a biomedical company. Mr. Hance holds an MBA from Harvard Business School and a BS in Chemical Engineering from the Massachusetts Institute of Technology. We determined Mr. Hance’s extensive expertise in the medical device and life sciences industry qualifies him to serve as a director on the Board of Directors.

Jessica Hopfield, PhD has served on our Board and its Audit Committee and Compensation and Nominating Committee since our IPO in November 2020. Dr. Hopfield is a scientist and business leader with more than two decades of experience in the medical and healthcare fields. She serves as an independent director on the Board of Directors of Insulet Corporation, a medical device company, Berkeley Lights, a life sciences company, and Editas Medicine, a biotechnology company. In addition, she is a strategic advisor and investor in start-up healthcare firms. Dr. Hopfield is a former Partner of McKinsey & Company in its global pharmaceuticals and medical devices practice where she led work in strategy, research and development management, and marketing across pharmaceutical, biotechnology and medical device industries. She also held management positions at Merck Sharp & Dohme Corp., a pharmaceutical company, in clinical development, outcomes research, and marketing. Dr. Hopfield holds a PhD in Biological Sciences from The Rockefeller University, an MBA from Harvard Business School and a BS in Biology from Yale College. We determined that Dr. Hopfield is qualified to serve as a member of our Board because of her extensive experience in the life sciences industry, educational background and service as an independent director to other public companies.

Murali K. Prahalad has served on our Board since our IPO in November 2020 and has served as a member MLSH 1’s board since August 2016. Dr. Prahalad is currently the President and Chief Executive Officer of Iridia, Inc., a nanotechnology company, and was most recently the President and Chief Executive Officer of Epic Sciences, Inc., a medical diagnostics company, from August 2013 through April 2019. Dr. Prahalad has two decades of experience in the technology and life science industries. From 2007 through 2013, Dr. Prahalad served in multiple roles at Life Technologies, Inc. (“Life Technologies”), including as Vice President of Corporate Strategy. Before Life Technologies, Dr. Prahalad was Vice President of Business Development at Sequenom, Inc., a biotechnology company. Dr. Prahalad received a PhD in biochemistry and molecular pharmacology as well as an MS in medical sciences from Harvard University. He also holds a BS in Cellular and Molecular Biology and Economics from the University of Michigan. We determined Dr. Prahalad’s extensive experience in the technology and life sciences industry, in addition to his medical expertise and experience on boards of directors, qualifies him to serve as a director on the Board of Directors.

Continuing Directors

Carl Hull has served as our Chief Executive Officer since he co-founded Maravai in March 2014. Mr. Hull has served on our Board since November 2020 and has served as a member of MLSH 1’s board since March 2016. Mr. Hull brings over 35 years of sales, marketing and general management leadership in the diagnostics and life sciences industries. From 2009 to 2012, Mr. Hull was Chief Executive Officer of Gen-Probe Incorporated (“Gen-Probe”), a medical diagnostics company, and served as its Chief Operating Officer from 2007 to 2009. Under Mr. Hull’s leadership, Gen-Probe took full advantage of its core molecular diagnostics and automation strengths and launched several highly innovative products including the PANTHER® molecular diagnostic system and APTIMA® HPV screening assay. During Mr. Hull’s tenure, Gen-Probe extended its recognized leadership position in the most rapidly growing diagnostics market segment and the market capitalization of Gen-Probe doubled, creating nearly $2 billion in value for shareholders and culminating in a successful sale to Hologic, Inc. (“Hologic”) in 2012. Prior to Gen-Probe, Mr. Hull had been in sales, marketing and management positions for Abbott Laboratories, Ventana Medical Systems, Inc. (acquired by Roche Holding AG), Applied Imaging Corp. (now part of Danaher Corporation) and Applied Biosystems Inc. (now part of Thermo Fisher Scientific Inc. (“Thermo Fisher”)), all biomedical technology companies. Mr. Hull is a member of the Board of Ortho Clinical Diagnostics, a leading human diagnostics company. Mr. Hull holds an MBA from the University of Chicago and a BA in Political Science and International Relations from the Johns Hopkins University. Mr. Hull is a valuable member of our Board due to his experience as our Chief Executive Officer, his executive experience at other biomedical technology companies and his experience as an executive at a publicly-traded company.

Anat Ashkenazi has served on our Board and its Audit Committee since our IPO in November 2020. Ms. Ashkenazi is the Chief Financial Officer of Eli Lilly and Company, where she has worked for over 20 years. Ms. Ashkenazi joined Eli Lilly in 2001 and has had a diverse career spanning financial, strategy and operations roles. Prior to her current position, Ms. Ashkenazi held roles as the Senior Vice President of Finance of Eli Lilly and as chief financial officer for a number of global divisions within Eli Lilly, including Oncology, Diabetes, Global Manufacturing & Quality and Research & Development. Ms. Ashkenazi holds an MBA from Tel Aviv University and a BA in Economics & Business Administration from the Hebrew University. We determined that Ms. Ashkenazi’s extensive executive experience in the pharmaceutical industry, as well as her financial expertise, qualifies her to serve as a director on the Board of Directors.

Benjamin Daverman has served on our Board and its Compensation and Nominating Committee since our IPO in November 2020 and has served as a member MLSH 1’s board since March 2016. Mr. Daverman joined GTCR in 2008 where he is currently a Managing Director and Co-Head of the Healthcare Group. Prior to joining GTCR, he worked as a Venture Capitalist at Alta Partners, a venture capital firm, as well as an Investment Banking Associate at JMP Securities and an Analyst in the mergers and acquisitions group at J.P. Morgan (formerly Hambrecht & Quist), both investment banking firms. Mr. Daverman holds an MBA from the Wharton School at the University of Pennsylvania and a BA in History from Colgate University. He also holds an MS in Biotechnology from the School of Engineering and Applied Science at the University of Pennsylvania. We determined that Mr. Daverman’s extensive directorship experience with similar companies, and extensive experience in the healthcare, pharmaceutical and life sciences qualifies him to serve as a director on the Board of Directors.

Susannah Gray has served on our Board and as the Chair of its Audit Committee since our IPO in November 2020. She also serves as a director on the Board of Directors of 4D Molecular Therapeutics and Morphic Therapeutic, both biotech companies. Ms. Gray served as the Chief Financial Officer of Royalty Pharma Management LLC (“Royalty Pharma”), a buyer of pharmaceutical royalties, from January 2005 to December 2018. She was promoted to Executive Vice President of Finance and Strategy in December 2018 and retired from Royalty Pharma in September 2019. Prior to Royalty Pharma, Ms. Gray served as a managing director and senior analyst covering the healthcare sector of CIBC World Markets’ high yield group from 2002 to 2004, and also previously served in similar roles at Merrill Lynch and Chase Securities (predecessor of J.P. Morgan Securities). Ms. Gray holds an MBA from Columbia University and a BA in Social Studies from Wesleyan University. We determined that Ms. Gray’s extensive executive experience in the pharmaceutical industry, as well as her financial expertise, qualifies her to serve as a director on the Board of Directors.

Gregory T. Lucier has served on our Board since our IPO in November 2020 and has served as a member of MLSH 1’s board since January 2020. Mr. Lucier has served as the Chief Executive Officer of Corza Health, Inc. (“Corza Health”), a life sciences company, since 2018 and is a 25-year veteran of the healthcare industry. Prior to Corza Health, Mr. Lucier was Chair and Chief Executive Officer of NuVasive, Inc. (“NuVasive”) from 2015 to 2018. NuVasive is an innovative medical device company specializing in minimally invasive spine surgery. Prior to NuVasive, from 2003 to 2014, Mr. Lucier served as Chair and CEO of Life Technologies. Mr. Lucier’s early career included roles as a corporate officer of General Electric Company and as an executive at GE Medical Systems Information Technologies, Inc., a healthcare company. Mr. Lucier serves as a director of Catalent, a global pharmaceutical products manufacturer, Dentsply Sirona Inc., a global provider of professional dental products and technologies, and Berkeley Lights, a life sciences company. He has an MBA from Harvard Business School and a BA in Industrial Engineering from Pennsylvania State University. We determined Mr. Lucier’s extensive experience in the healthcare and medical device industry, in addition to his experience on multiple public and private boards of directors, qualifies him to serve as a director on the Board of Directors.

Luke Marker has served on our Board since our IPO in November 2020 and has served as a member of MLSH 1’s board since 2016. Mr. Marker joined GTCR in 2009 where he is currently a Principal. Prior to joining GTCR, he worked in the investment banking division at Lehman Brothers and Barclays Capital. Mr. Marker holds an MBA with distinction from Harvard Business School and a BA in Mathematics and Economics from Kalamazoo College. We determined that Mr. Marker’s directorship experience with similar companies and extensive experience in the healthcare, pharmaceutical and life sciences industries qualifies him to serve as a director on the Board of Directors.

Constantine Mihas has served on our Board and as Chair of its Compensation and Nominating Committee since our IPO in November 2020 and has served as a member MLSH 1’s board since March 2016. He also serves as a director on the Board of Directors of Sotera Health Company. Mr. Mihas joined GTCR in 2001 where he is currently Co-CEO and Managing Director. Prior to joining GTCR, Mr. Mihas was Chief Executive Officer and co-founder of Delray Farms, LLC (“Delray Farms”), a specialty food retailer. Prior to Delray Farms, Mr. Mihas was with McKinsey & Company, Inc., a consulting firm. Mr. Mihas holds an MBA with distinction from the Harvard Business School and a BS in Finance and Economics from the University of Illinois, Chicago. We determined that Mr. Mihas’s directorship experience with similar companies, deep business background, and extensive experience in the healthcare, pharmaceutical and life sciences industries qualifies him to serve as a director on the Board of Directors.

Board Diversity Matrix

As previously described, the Board believes that diversity along multiple dimensions, including gender, race, ethnicity, sexual orientation, and professional expertise and experience, is an important factor in board composition. The below sets forth the self-identified diversity charachteristics of our Board as of March 21, 2022. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (as of March 21, 2022)
Total Number of Directors			11

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	8	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+			—
Did Not Disclose Demographic Background			—

Independence Status

The listing standards of the Nasdaq Global Select Market (“Nasdaq”) require that, subject to specified exceptions, such as those described below under the subsection entitled, “Controlled Company Status”, a majority of the members of the Board and each member of a listed company’s Audit Committee and Compensation and Nominating Committee be independent and that Audit Committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board has determined that Messrs. Hance and Lucier, Ms. Ashkenazi, Ms. Gray and Drs. Hopfield and Prahalad meet the requirements to be independent directors. In making this determination, our Board considered the relationships that each non-employee director has with the Company and all other facts and circumstances that our Board deemed relevant in determining his or her independence, including beneficial ownership of our common stock.

Controlled Company Status

GTCR controls a majority of our outstanding common stock. As a result, we are a “controlled company.” Under Nasdaq rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that, within one year of the date of the listing of our common stock:

1.	we have a board that is composed of a majority of “independent directors”, as defined under the rules of such exchange;

2.	we have a compensation committee that is composed entirely of independent directors; and

3.	we have a nominating and corporate governance committee that is composed entirely of independent directors.

We rely on this exemption. As a result, we may not have a majority of independent directors on our Board. In addition, our Compensation and Nominating Committee may not consist entirely of independent directors or be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Board Meetings and Committees

In 2021, our Board held five meetings. Our Audit Committee held nine meetings and our Compensation and Nominating Committee held four meetings. Directors are expected to attend the annual meeting of shareholders and all or substantially all of the Board meetings and meetings of committees on which they serve. In 2021, each director attended at least 75% of the meetings of the Board during such director’s tenure and the total number of meetings held by any of the committees of the Board on which the director served.

Our Board has an Audit Committee and a Compensation and Nominating Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation and Nominating Committee
Carl Hull
Anat Ashkenazi	X
Sean Cunningham
Benjamin Daverman		X
Susannah Gray	X(Chair)
Robert B. Hance
Jessica Hopfield	X	X
Gregory T. Lucier
Luke Marker
Constantine Mihas		X(Chair)
Murali K. Prahalad

Audit Committee

The Audit Committee is responsible for, among other matters:

1.	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;

2.	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

3.	discussing on a periodic basis, or as appropriate, with management, our policies, programs and controls with respect to risk assessment and risk management;

4.

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures as well as critical accounting policies and practices used by us;

5.	reviewing our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

6.	monitoring the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;

7.	reviewing management’s report on its assessment of the effectiveness of internal control over financial reporting and any changes thereto;

8.	reviewing the adequacy of our internal control over financial reporting;

9.	establishing policies and procedures for the receipt and retention, follow-up and resolution of accounting, internal controls or auditing matters, complaints and concerns;

10.

recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited consolidated financial statements shall be included in our Annual Report on Form 10-K;

11.	monitoring our compliance with legal and regulatory requirements as they relate to our consolidated financial statements and accounting matters;

12.	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;

13.	annually reviewing and assessing treasury functions including cash management process;

14.	investigating any matters received, and reports to the Board periodically, with respect to ethics issues, complaints and associated investigations;

15.	reviewing the Audit Committee charter and the committee’s performance at least annually;

16.	consulting with management to establish procedures and internal controls relating to cybersecurity;

17.	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

18.	reviewing and discussing with management our earnings releases and scripts.

Our Board has affirmatively determined that Dr. Hopfield, Ms. Gray and Ms. Ashkenazi meet the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and the applicable Nasdaq listing standards. In addition, our Board has determined that Ms. Gray and Ms. Ashkenazi qualify as “audit committee financial experts” as such term is defined in Item 407(d)(5) of Regulation S-K.

The written charter for our Audit Committee is available at our corporate website at investors.maravai.com. Our website is not part of this notice and proxy statement.

Compensation and Nominating Committee

The Compensation and Nominating Committee is responsible for, among other matters:

1.	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

2.	evaluating the performance of our chief executive officer in light of such corporate goals and objectives, and recommending for approval to the Board the compensation of our chief executive officer;

3.	reviewing and approving the compensation of our other executive officers;

4.	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

5.	conducting the independence assessment outlined in Nasdaq rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

6.	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the Nasdaq;

7.	reviewing and establishing our overall management compensation, philosophy and policy;

8.	overseeing and administering our compensation and similar plans;

9.	reviewing and making recommendations to our Board with respect to director compensation;

10.	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K;

11.	developing and recommending to our Board criteria for board and committee membership;

12.

subject to the rights of GTCR under the Director Nomination Agreement, identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;

13.	developing and recommending to our Board best practices and corporate governance principles;

14.	developing and recommending to our Board a set of corporate governance guidelines;

15.	reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board; and

16.	overseeing our sustainability and environmental, social and governance (including climate change and diversity) risk management, strategy, initiatives and policies.

The Board has adopted a written charter for the Compensation and Nominating Committee, which is available on our corporate website at investors.maravai.com. Our website is not part of this notice and proxy statement.

Board Leadership Structure

The following section describes our Board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices. The mix of experienced independent, GTCR-affiliated and management directors that make up our Board, along with the role of our Chair of the Board and our Board committee composition, benefits Maravai and its shareholders.

Board Mix

Our Board has an effective mix of independent and management directors. Our Board includes six independent directors, our Chief Executive Officer, Carl Hull, and four representatives from our majority shareholder, GTCR.

Chair of the Board and CEO

With respect to the roles of Chair of the Board and CEO, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board will exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Mr. Hull has been our Chair of the Board and CEO since our IPO. The Board continues to believe that combining the roles of Chair of the Board and CEO is currently the most effective leadership structure because Mr. Hull has extensive knowledge and experience in a variety of relevant areas acquired through his professional and other experiences. This knowledge and experience give Mr. Hull the insight necessary to combine the responsibilities of strategic development and execution along with management of day-to-day operations.

Management Succession

The Compensation and Nominating Committee reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation and evaluates the Chief Executive Officer’s performance in light of these goals and objectives. The Compensation and Nominating Committee recommends to the Board the Chief Executive Officer’s compensation level or changes to such level based on the evaluation of the Chief Executive Officer’s performance and any other factors the Committee deems relevant. The Compensation and Nominating Committee makes a report to the Board on succession planning at least once a year. The entire Board works with the Nominating and Compensation Committee to evaluate potential successors to the Chief Executive Officer and other officers. The Chief Executive Officer and other officers also make available their recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, to improve long-term organizational performance, and to enhance shareholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full Board in reviewing our business is an integral aspect of its assessment of the Company’s risk profile and also its determination of what constitutes an appropriate level of risk.

While our full Board has overall responsibility for risk oversight, it has delegated primary oversight of certain risks to its committees. Our Audit Committee monitors our major financial and security risk exposures, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. In particular, our Audit Committee is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents to Maravai. Our Audit Committee also monitors compliance with legal and regulatory requirements and management provides our Audit Committee periodic reports on our compliance programs. Our Compensation and Nominating Committee oversees the design and implementation of our compensation policies and programs and monitors the incentives created by these policies and programs. In addition, our Compensation and Nominating Committee oversees our major corporate governance risks. We are committed to ensuring our Board and its committees are consistently updated on threats to our business and receive consistent updates on risk mitigation processes.

In connection with its reviews of the operations of our business, our full Board addresses the primary risks associated with our business, such as strategic planning. Our Board appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge. Further, our Board continues to closely monitor the COVID-19 pandemic and mitigation strategies of any risks we might be subject to.

At periodic meetings of our Board and its committees, management reports to and seeks guidance from our Board and its committees with respect to the most significant risks that could affect our business, such as legal risks, information security and privacy risks, and financial, tax and audit related risks.

Code of Ethics

We have adopted a code of ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of ethics is available on our website at investors.maravai.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website.

Compensation Committee Interlocks and Insider Participation

No interlocking relationships exist between the members of our Board and the Board or compensation committee of any other company.

Communications by Shareholders and Other Interested Parties with the Board

Shareholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-management or non-GTCR directors as a group, by sending regular mail to:

Maravai LifeSciences Holdings, Inc.

10770 Wateridge Circle Suite 200

San Diego, California 92121

ATTN: Board of Directors

c/o General Counsel and Secretary

Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. Maravai will receive the communications and process them before forwarding them to the addressee. Maravai may also refer communications to other departments within Maravai. Maravai generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding Maravai.

EXECUTIVE OFFICERS

Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of Maravai as of March 15, 2022:

Name	Age	Position
Carl Hull	64	Chief Executive Officer
Kevin Herde	50	Chief Financial Officer
Brian Neel	46	Chief Operating Officer, Nucleic Acid Production
Christine Dolan	54	Chief Operating Officer, Biologics Safety Testing
Kurt Oreshack	42	General Counsel and Secretary

Carl Hull is the Chief Executive Officer and Chair of our Board. His biography can be found above under “Board of Directors and Corporate Governance – Director Nominees to Serve for a Three-Year Term Expiring at the 2024 Annual Meeting.”

Kevin Herde has served as our Chief Financial Officer since May 2017. Prior to joining Maravai, he served as Executive Vice President and Chief Financial Officer at Sorrento Therapeutics, Inc., a biopharmaceutical company, from April 2016 to May 2017 and as Vice President of Global Blood Screening at Hologic from January 2015 to February 2016. Mr. Herde also served as Vice President, Finance and Corporate Controller at Gen-Probe prior to its acquisition by Hologic in 2012. Mr. Herde began his career at KPMG. Mr. Herde holds a BBA in Business Administration from University of San Diego and is a certified public accountant in California (inactive).

Brian Neel has served as the Chief Operating Officer for our Nucleic Acid Production business segment since October 2017. Prior to joining Maravai, Mr. Neel was Vice President of Operations of Codex DNA, Inc. (formerly Synthetic Genomics DNA) (“Codex”), a biological equipment company, from May 2016 to October 2017. Prior to joining Codex, Mr. Neel was Vice President of Operations of GenMark Diagnostics, Inc. (“Genmark”), a molecular diagnostics company, from 2014 to 2016. Prior to joining GenMark, Mr. Neel was the Site Manufacturing Operations Leader at Thermo Fisher Scientific (formerly Life Technologies) from January 2013 to June 2014. Prior to joining Thermo Fisher, Mr. Neel was a Global Operations Associate Director and Manufacturing Operations Leader at Life Technologies, a global life sciences company that was ultimately purchased by Thermo Fisher in 2014, for over eleven years. Mr. Neel holds a BS in Microbiology from the University of Missouri.

Christine Dolan has served as the Chief Operating Officer of our Biologics Safety Testing business segment since October 2017. Prior to joining Maravai, Ms. Dolan held several operational and business leadership roles including Senior Vice President of Product Development, VP of Global Operations and VPGM of Development and Analytical Services at Catalent Pharma Solutions, where Ms. Dolan worked for over eight years. Prior to joining Catalent Pharma Solutions, Ms. Dolan was Director of Nuclear Operations and Global Quality Control at GE Healthcare and Amersham Health where she worked in progressive management roles for a total of over thirteen years. Ms. Dolan holds a BS in Biology from Lenoir-Rhyne College.

Kurt Oreshack has served as our General Counsel since November 2020. Prior to joining Maravai, Mr. Oreshack was a partner in the law firm of Breakwater Law Group, LLP in Solana Beach, CA, practicing in the field of corporate and securities law. Prior to joining Breakwater Law Group, Mr. Oreshack was the General Counsel of Human Longevity, Inc., a San Diego-based genomic research and in vitro diagnostics company, from June 2015 through September 2017. After leaving Human Longevity, Mr. Oreshack practiced law individually and as General Counsel in Residence at the law firm of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP in San Diego, CA until joining Breakwater Law Group in January 2019. Mr. Oreshack received a JD from the University of Notre Dame Law School and a BA from Loyola University Chicago. He is a member of the State Bar of California.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the philosophy, policies, practices and material decisions underlying the compensation which is reported in the executive compensation tables included in this proxy statement for the following executive officers of the Company (the “NEOs” or “Named Executive Officers”):

Named Executive Officer	Principal Position
Carl Hull	Chief Executive Officer (the “CEO”)

Kevin Herde	Chief Financial Officer

Brian Neel	Chief Operating Officer, Nucleic Acid Production

Cristine Dolan	Chief Operating Officer, Biologics Safety Testing

Kurt Oreshack	General Counsel and Secretary

Lisa Sellers	Former Chief Operating Officer, Protein Detection

The total compensation of each NEO is reported in the Fiscal Year 2021 Summary Compensation Table presented on page 27 of this proxy statement.

Our compensation program is intended to motivate and incentivize our executive officers to achieve our corporate objectives and increase shareholder value. The Compensation and Nominating Committee continues to evaluate how best to structure our compensation program to ensure that our executives are being appropriately and competitively compensated while also maintaining compensation levels commensurate with our business performance. During fiscal year 2021, as part of our ongoing effort to align our compensation program with best practices, the Compensation and Nominating Committee utilized the services of our compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to evaluate our executive compensation programs. Our fiscal year 2021 compensation program was informed by these efforts.

Departing Named Executive Officer

On September 2, 2021, the Company completed the sale of its Protein Detection business segment (the “Vector Sale”). Dr. Sellers served as Chief Operating Officer, of our Protein Detection segment from August 2020 through September 2, 2021. Effective September 2, 2021, Dr. Sellers became the Chief Executive Officer of Vector Laboratories, Inc. under its new ownership.

Shareholder Feedback

The 2021 Annual Meeting of Shareholders did not include a say-on-pay resolution as the Company still qualified at as an “emerging growth company” at such time and was therefore exempt from such requirement. We are also not required to conduct such a vote at this Annual Meeting. We expect that we will conduct such vote at our Annual Meeting next year. Therefore, we did not and will not consider any shareholder advisory vote with respect to our executive compensation for the fiscal years ended December 31, 2020 and 2021.

Compensation Philosophy and Objectives

The overall objective of our compensation program is to encourage and reward the creation of sustainable, long-term value. We pursue this objective via:

•

Alignment with long-term shareholders’ interests. We believe our executives’ interests are more directly aligned with our shareholders’ interests when compensation programs emphasize an appropriate balance of short-and long-term financial performance.

•

Competitiveness. We believe an executive’s total compensation should be competitive at the target performance level in order to attract qualified executives, motivate performance and retain, develop and reward executives with the abilities and skills needed to foster long-term value creation.

•

Motivating achievement of financial goals and strategic objectives. We believe an effective way to create value over the long-term is to make a significant portion of an executive’s overall compensation dependent on the achievement of our short-and long-term financial goals and strategic objectives.

•

Rewarding superior performance. We believe that although an executive’s total compensation should be tied to achievement of financial goals and strategic objectives and should be competitive at the target performance level, and that performance that exceeds target should be appropriately rewarded. We also believe there should be downside risk of below-target payouts if our financial performance is below target and if we do not achieve our financial goals and strategic objectives.

•

Responding to change. We believe that as our industry evolves and our opportunities for competitive business advantages change over time, we must likewise evolve in order to continue to create value. Our compensation programs must likewise be tailored to our strategic priorities (which may require changing the performance measures in our incentive plans) and our current outlook (which may impact how we calibrate incentive plan payouts to various levels of performance).

The key elements of our compensation program for our NEOs include:

Compensation Component	Purpose
Base Salary Representing the only fixed element of total direct compensation	✓ Provide a competitive fixed rate of pay relative to similar positions in the market. ✓ Enable the Company to attract and retain critical executive talent.

Bonus Cash-settled and tied to the achievement of annual Company financial goals	✓ Focus NEOs on achieving progressively challenging short-term performance goals that align with the Company’s annual operating plan and result in long-term value creation.

Equity Awards Comprised of equity or equity-based and vesting criteria tailored to promote long-term alignment of pay with shareholders	✓ Focus our executive officers on long term shareholder value creation, as well as support the Company’s leadership retention strategy.

Our compensation program emphasizes pay-for-performance compensation components in order to promote longer term performance and long-term shareholder value creation. The majority of each Named Executive Officer’s total compensation is “at risk” through annual bonuses and long-term equity incentive awards. Total compensation includes the sum of a Named Executive Officer’s base salary, target annual bonus and equity awards. The following chart shows the mix of fixed (base salary, as measured at year-end) and at-risk compensation (target annual bonuses and equity awards (excluding MLSH 1 Units)) of our Named Executive Officers in 2021:

	CEO	Avg. of other NEOs
Base Salary:	29%	29%
Target Annual Bonus:	29%	14%
Equity Awards(1):	42%	57%

Total At-Risk Compensation:	71%	71%

(1)

The percentages in this row reflect the grant date fair market value of equity grants to the Named Executive Officers made in the year ended 2020, as no equity grants were made to any NEOs in the year ended 2021.

Compensation-Setting Process

The Compensation and Nominating Committee reviews the base salary, annual target bonus opportunities, equity awards and target total direct compensation opportunity (which represents the sum of these three elements) for each of the NEOs annually. The CEO makes recommendations to the Compensation and Nominating Committee for annual increases in base salary, the annual target bonus opportunity and equity awards for each of the NEOs (other than with respect to himself), taking into account the recommendations of the Compensation and Nominating Committee’s independent compensation consultant. The Compensation and Nominating Committee has the final authority to approve annual increases in the base salary, annual target bonus award and equity awards for the NEOs other than the CEO. The Compensation and Nominating Committee evaluates the CEO’s performance annually and recommends to the Board the CEO’s base salary based on this evaluation.

Prior to the start of each fiscal year, the CEO develops Company performance metrics aligned with our annual operating plan for our salaried employees, including the NEOs. These goals represent key performance objectives which are incorporated into the annual bonus framework, which framework is then submitted to the Compensation and Nominating Committee for consideration and approval. After our fiscal year-end financial results are available, the annual incentive award pool for employees and individual annual bonus award payments for the NEOs for the just-completed fiscal year are approved by the Compensation and Nominating Committee, except with respect to the CEO. The Compensation and Nominating Committee evaluates the CEO’s performance annually and recommends to the Board the CEO’s annual bonus award payment based on this evaluation.

The Compensation and Nominating Committee formulates its compensation decisions for the NEOs with input from the CEO (other than with respect to his own compensation), considering such factors as each NEO’s professional experience, job scope, past performance, tenure and retention risk. The Compensation and Nominating Committee also considers prior fiscal year adjustments to compensation, historical annual bonus award payments and equity awards. Finally, the Compensation and Nominating Committee considers current market practices, based on its review of executive compensation data for comparable companies, as well as current compensation trends, to ensure that the compensation of the NEOs is both competitive and reasonable, while also maintaining compensation levels commensurate with our financial and stock performance.

The Compensation and Nominating Committee has engaged Meridian, an independent compensation consulting firm, to provide research and analysis and to make recommendations on the form and level of executive compensation. The Compensation and Nominating Committee sought input from Meridian on executive compensation matters for 2021, including the design and competitive position of our executive compensation program, our Peer Group (as defined below), appropriate compensation levels, and evolving compensation trends.

Based on its consideration of the various factors set forth in the rules promulgated by the SEC and the Nasdaq listing rules, the Compensation and Nominating Committee has determined that the work performed by Meridian has not raised any conflict of interest.

Competitive Positioning

We periodically perform a competitive market analysis of our executive and Director compensation programs to ensure that the total compensation packages of our executive officers and the non-employee members of our Board are within a reasonably competitive range. In connection with its fiscal year 2021 compensation actions and decisions, the Compensation and Nominating Committee considered a competitive market analysis, as described below, that was prepared by Meridian at the beginning of fiscal year 2021.

The Compensation and Nominating Committee considered these results as one of the factors in its 2021 compensation program decision making.

Competitive Market Analysis

In March 2021, Meridian conducted a competitive market analysis to support the Compensation and Nominating Committee in connection with its executive and non-employee director compensation decisions for fiscal year 2021. To develop an understanding of the competitive marketplace, the Compensation and Nominating Committee reviewed the executive compensation practices of a group of publicly-traded companies (the “Peer Group”) based on compensation data gathered from publicly-available filings. Meridian worked with the Compensation and Nominating Committee to establish the Company’s Peer Group.

The Compensation and Nominating Committee and Meridian reviewed and considered factors such as industry, total revenue, market capitalization, growth and profitability margins in determining the Peer Group to be utilized in making compensation decisions for fiscal year 2021. The Peer Group was selected based on the evaluation of all of these factors, and consisted of the following 14 companies:

10x Genomics Inc.	Luminex Corporation

Adaptive Biotechnologies Corporation	Medpace Holdings, Inc.

Berkeley Lights, Inc.	Mesa Laboratories, Inc.

Bio-Techne Corporation	NanoString Technologies, Inc.

Brooks Automation (now Azenta, Inc.)	NeoGenomics, Inc.

Fluidigm Corporation	Repligen Corporation

Halozyme Therapeutics, Inc.	Twist Bioscience Corporation

At the time of the competitive market analysis, our own revenue approximated the Peer Group’s 40th percentile while our market capitalization exceeded the Peer Group’s 75th percentile.

The Compensation and Nominating Committee uses the market analysis as a reference point to ensure that our executive compensation program is competitive with market practice. In the case of each executive officer, the Compensation and Nominating Committee compares the overall compensation of each individual against the compensation data developed through the market analysis, if his or her position is sufficiently similar to the positions identified in the data to make the comparison meaningful. Ultimately, the Compensation and Nominating Committee’s decisions with respect to each executive’s total compensation, and each individual compensation element, are based in large part on its assessment of Company and individual performance as well as other factors, such as internal equity.

In July 2021, at the Compensation and Nominating Committee’s request, Meridian presented recommendations for an updated Peer Group in recognition of industry M&A activity and our own growth and evolution. At that time, the Compensation and Nominating Committee approved the removal of Berkeley Lights, Fluidigm, Luminex, NanoString Technologies and Twist Bioscience. The Compensation and Nominating Committee also approved the addition of Alnylam Pharmaceuticals, Invitae Corporation, Masimo Corporation, Natera and Sotera Health Company. This updated Peer Group was referenced by the Compensation and Nominating Committee in making compensation decisions with respect to our NEO (and by the independent members of our Board, in making compensation decisions with respect to our CEO) for fiscal year 2022.

Compensation Elements

Fiscal Year 2021 Base Salaries

During fiscal year 2021, the Compensation and Nominating Committee reviewed the base salaries of the NEOs and made adjustments to ensure that they are competitive when considered against the Peer Group, with consideration given to unique qualifications, substantial contributions and internal value to the Company. These adjustments, shown in the table below, went into effect on March 14, 2021.

	Base Salaries
Name	2020 Base ($)	2021 Base ($)	Increase ($)	Increase (%)
Mr. Hull	500,000	600,000	100,000	20
Mr. Herde	382,499	420,000	37,501	10
Ms. Dolan	353,210	424,000	70,790	20
Mr. Neel	333,238	400,000	66,742	20
Mr. Oreshack	375,000	386,000	11,000	3
Dr. Sellers	300,000	375,000	75,000	25

Annual Bonus

The Compensation and Nominating Committee periodically reviews and determines the target annual bonus award opportunities (expressed as a percentage of base salary) that each of the NEOs may earn. The target annual bonus award opportunity for each NEO (expressed as a percentage of base salary) was established in his or her respective employment agreement and is reviewed periodically be the Compensation and Nominating Committee. For fiscal 2021 the Compensation and Nominating Committee established target bonus award opportunities as set forth below:

	Target Bonus Award Opportunity
Name	% of Base Salary	Dollar Value
Mr. Hull	100%	$600,000
Mr. Herde	50%	210,000
Ms. Dolan	50%	212,000
Mr. Neel	50%	200,000
Mr. Oreshack	40%	154,400
Dr. Sellers	50%	187,500

The actual amount earned via annual bonus awards each year by our NEOs may be more or less than the target amount depending on our performance against a set of pre-established Company goals that are assessed against the year’s company performance factor (“CPF”).

The 2021 CPF referenced both Revenue and Adjusted EBITDA goals (as defined below). Achievement of 100% of target goals (referencing our 2021 budget) for both Revenue and Adjusted EBITDA would fund a payout at 100% of target bonus award opportunities. Threshold achievement of 80% of target goals (both goals) was necessary to fund the minimum payout of 25% of target bonus award opportunities, while maximum achievement of 120% of target goals (both goals) was necessary to fund the maximum payout of 200% of target bonus award opportunities.

The table below illustrates CPF application to various levels of performance against our 2021 budget. Revenue and Adjusted EBITDA achievement relative to 2021 budget determine performance scores for each metric. The applicable performance scores for each metric are multiplied together to produce a CPF (expressed as a percentage of target bonus award opportunity, rounded to the next whole percentage point), subject to a maximum CPF equal to 200% of target, which is then multiplied by the NEO’s bonus target. Linear interpolation is applied to the performance scores for performance between threshold and target and between target and maximum.

For 2021, we achieved $799.2 million in Revenue as compared to a budget of $485.3 million and $582.8 million in Adjusted EBITDA as compared to a budget of $288.0 million. This performance exceeded maximums for both goals, and the Compensation and Nominating Committee approved a payout equal to 200% of target bonus award opportunities for each of the NEOs other than Dr. Sellers.

Dr. Sellers separated from the Company on September 2, 2021, and received no 2021 annual bonus payout.

We define Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, certain non-cash items, and other adjustments that we do not consider in our evaluation of ongoing operating performance from period to period. Revenue is GAAP revenue. For more information about how we calculate Adjusted EBITDA, and for a reconciliation of Adjusted EBITDA to GAAP net income, please see “Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 1, 2022.

Sale Bonus

In connection with the Vector Sale, the Compensation and Nominating Committee approved a $250,000 Sale Bonus to Dr. Sellers (the “Sale Bonus”) pursuant to a Sale Bonus Agreement dated as of August 2, 2021 (the “Sale Bonus Agreement”).

Equity Awards

Incentive Units

Prior to our 2020 IPO, we offered equity incentives to our NEOs through grants of incentive units in MLSH 1 (the “MLSH 1 Units”). Certain of these incentive unit awards were subject to time-based vesting requirements and were subject to accelerated vesting upon the occurrence of certain terminations of employment and certain change-in-control events, and the remaining incentive unit awards were subject to market and performance-based vesting requirements and would terminate if such performance-based vesting requirements were not met upon certain change-in-control events. As anticipated, the consummation of our IPO did not trigger accelerated vesting of any of the MLSH 1 Units that were subject to time-based vesting requirements; however, as we expected, the vesting of the incentive units subject to performance-based vesting requirements was achieved as a result of the IPO.

In connection with the sale of our Protein Detection business segment, the Compensation and Nominating Committee approved an amendment to Dr. Sellers’ Senior Management Agreement (the “SMA Amendment”) to allow her to continue to vest in her MLSH1 Units until 50% have vested in August 2022, subject to her continued employment with Vector through such date. The remaining 50% were forfeited at closing.

Stock Options

In connection with our IPO, we granted certain employees, including our NEOs, stock options with respect to our Class A common stock pursuant to our 2020 Omnibus Incentive Plan. These stock option awards vest over four years with 25% vesting on the first anniversary of the grant date and the remaining portion of the awards vesting monthly over the three-year period thereafter, subject to the recipient’s continued employment through each vesting date. These stock options were issued with an exercise price equal to the IPO price of $27.00 per share.

2021 Decisions

After considering factors including the recentness of stock options awards made in connection with our IPO in 2020, competitive market data prepared for us by Meridian, and a review of the vesting schedules and potential value at vest of both the 2020 stock option awards and MLSH 1 Units, the Compensation and Nominating Committee determined not to grant or recommend any new equity awards in 2021.

No Special Retirement, Health or Welfare Benefits

We do not have a defined benefit pension plan or nonqualified deferred compensation plan. We currently maintain a retirement plan intended to provide benefits under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), pursuant to which employees, including the NEOs, can make voluntary pre-tax contributions. We match 50% of elective deferrals up to the first 6% of such participant’s annual base salary for all participants. These matching contributions are vested or vest based on the participant’s length of service with us, becoming fully vested on the second anniversary of the participant’s date of hire. All contributions under the plan are subject to certain annual dollar limitations, which are periodically adjusted for changes in the cost of living.

We also maintain the 2020 Employee Stock Purchase Plan (“ESPP”). The ESPP authorizes the grant of options to employees, including the NEOs, so long as they do not own stock representing 5% or more of the total combined voting power or value of all classes of Common Stock and other stock of the Company, a Parent or a Subsidiary. Due to our “Up-C” structure, the ESPP is not currently tax-qualified under Section 423 of the Code. Each offering period is approximately twenty-four months in duration commencing on each May 1 and November 1 of each year during the term of the ESPP. The ESPP allows participants to purchase Class A common stock through payroll deductions of up to 15% of their eligible compensation. The purchase price of the shares is 85% of the lower of the fair market value of our Class A common stock on the grant date or purchase date.

All full-time employees, including the NEOs, are eligible to participate in health and welfare benefit programs, including medical, dental and vision care coverage, disability and life insurance.

Compensation Policies

Prohibition on Option Re-Pricing and Backdating

The Compensation and Nominating Committee does not re-price and has not re-priced options to purchase shares of our Class A common stock, consistent with the 2020 Omnibus Incentive Plan, which prohibits re-pricing of equity awards without shareholder approval. The grant date for each equity award is based on the date the award is approved by the Compensation and Nominating Committee or the independent members of our Board, as applicable. Options to purchase shares of our Class A common stock are granted with an exercise price equal to the closing market price of our Class A common stock on the date of grant.

Compensation Recovery Policy

The Company has adopted a Clawback Policy that allows the Board to seek recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. The policy applies to the Company’s current and former “executive officers,” as that term is defined for purposes of the Securities Exchange Act of 1934, as amended (“Covered Executives”). “Incentive Compensation” under the Clawback Policy includes both cash-settled and equity-incentives, provided that such compensation is granted, earned or vested, wholly or in part, on the attainment of a financial measure. In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the federal securities laws, the Board will assess whether the Company should seek to recover any excess Incentive Compensation received by any Covered Executives during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. The maximum amount subject to recoupment will be the excess of what the executive received and what he or she would have received under the corrected financial metrics over the three-year period prior to the restatement, as determined by the Board.

Anti-Hedging and Anti-Pledging Policy

Pursuant to our Insider Trading Policy, we prohibit our employees, directors and officers from engaging in hedging transactions, including hedging or monetization transaction mechanisms including such as the use of financial instruments including, for example, prepaid variable forwards, equity swaps, collars and exchange funds. Additionally, directors, officers and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

Stock Ownership Guidelines

In January 2022, we adopted minimum stock ownership guidelines applicable to non-employee independent directors and executive officers. Guidelines are shown in the table below:

Position	Ownership Guideline
Chief Executive Officer	Five times base salary
President, Chief Operating Officer and/or Chief Financial Officer	Three times base salary
Other Executive Officers	One and a half times base salary
Non-Employee Independent Directors	Four times annual board cash retainer

While the guidelines do not prescribe a timeline for compliance, they require executives subject to the guidelines to hold at least 50% of the stock received from equity awards (on a shares-issued, net-of-tax-withholding basis) until the minimum ownership requirement level is achieved, or at any time their ownership subsequently falls below the guidelines.

The following shares and awards may be counted for purposes of assessing compliance with the guidelines:

•

Maravai Class A common stock owned (i) directly by the executive officer or director or his or her spouse, (ii) jointly by the executive officer or director and his or her spouse, and (iii) indirectly by a trust, partnership, limited liability company or other entity for the benefit of the executive officer or director or his or her spouse;

•	100% of unvested restricted stock and restricted stock unit awards issued under the Company’s equity incentive plans that remain unvested solely due to additional service-based vesting requirements;

•	100% of Class A common stock issued under the Company’s ESPP; and

•	Other shares held in retirement accounts.

Compensation Risk Assessment

Our Compensation and Nominating Committee has reviewed our incentive compensation programs, discussed the concept of risk as it relates to our compensation program, considered various mitigating factors and reviewed these items with its independent compensation consultant, Meridian. In addition, our Compensation and Nominating Committee reviewed an independent risk assessment of our executive compensation program conducted by Meridian. Based on these reviews and discussions, the Compensation and Nominating Committee does not believe our compensation program creates risks that are reasonably likely to have a material adverse effect on our business.

Tax and Accounting Considerations

We operate our compensation programs with the good faith intention of complying with Section 409A of the Code. We account for equity-based payments with respect to our long-term equity incentive award programs in accordance with the requirements of FASB ASC Topic 718, Compensation – Stock Compensation.

To maintain flexibility and the ability to pay competitive compensation, we do not require all compensation to be deductible. Section 162(m) of the Internal Revenue Code generally limits to $1.0 million the amount of remuneration that the Company may deduct in any calendar year for certain executive officers. The performance-based exception was eliminated effective as of January 1, 2018, and compensation paid to our NEOs in excess of $1.0 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. We will continue to maintain flexibility and the ability to pay competitive compensation by not requiring all compensation to be deductible.

Compensation and Nominating Committee Report

The Compensation and Nominating Committee has reviewed and discussed with management the Compensation Discussion and Analysis as set forth in this proxy statement. Based upon this review and discussion, the Compensation and Nominating Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2021, and included in the Company’s 2022 proxy statement filed in connection with the Company’s 2022 Annual Meeting of Shareholders.

Respectfully submitted by the Compensation and Nominating Committee of the Board of Directors:

Constantine Mihas (Chair)

Benjamin Daverman

Jessica Hopfield

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Carl Hull	2021	580,769			1,200,000		1,780,769
Chief Executive Officer	2020	500,000		874,160	750,000		2,124,160
	2019	485,417		1,743,000	600,000		2,828,417
Kevin Herde (5)	2021	412,788			420,000	8,810	841,598
Chief Financial Officer
Brian Neel	2021	388,661			400,000	8,721	797,382
Chief Operating Officer,	2020	328,609		874,160	649,943	8,550	1,861,262
Nucleic Acid Production	2019	314,673		428,000	142,436	8,400	893,509
Christine Dolan (5)	2021	411,887			424,001	8,782	844,670
Chief Operating Officer, Biologics Safety Testing
Kurt Oreshack (5)	2021	383,885			308,800	8,713	701,398
General Counsel and Secretary
Lisa Sellers (5)(6)	2021	291,923	250,000	2,441,490			2,983,413
Former Chief Operating Officer, Protein Detection

(1)	The amount reported in the Bonus column represents for Dr. Sellers the Sale Bonus.
(2)

The amounts reported in the Option Awards column for all NEOs, other than Dr. Sellers, represent the grant date fair value of, for 2020, stock options with respect to our Class A common stock and, for 2019, the MLSH 1 Units, in each case, granted to the Named Executive Officers as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. The assumptions used in calculating the grant date fair value of the stock options with respect to our Class A common stock reported in the Option Awards column are set forth in Note 10 to the consolidated financial statements included in our Annual Report Form 10-K for the year ended December 31, 2021. The assumptions used in calculating the grant date fair value of the MLSH 1 Units reported in the Option Awards column are set forth in Note 10 to the consolidated financial statements included in our Annual Report Form 10-K for the year ended December 31, 2020. The amounts reported in this column reflect the accounting cost for these incentive units and stock options and do not correspond to the actual economic value that may be received by the Named Executive Officers for the incentive units. See “Compensation Discussion and Analysis—Equity Awards” for additional details. The amount reported in this column for Dr. Sellers represents the incremental fair value of the unvested MLSH 1 Units held by Dr. Sellers’ as of the date of the Vector Sale that will vest on August 20, 2022, subject to Dr. Sellers’ continued employment with Vector through such date, in accordance with the SMA Amendment, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, as discussed in Notes 2 and 10 to the consolidated financial statements included in our Annual Report Form 10-K for the year ended December 31, 2021, incorporated by reference in this prospectus.

(3)

The amounts reported in the Non-Equity Incentive Plan Compensation column reflect bonuses paid to the Named Executive Officers for 2019, with respect to the fiscal year ended December 31, 2019, for 2020, with respect to the fiscal year ended December 31, 2020, and for 2021, with respect to the fiscal year ended December 31, 2021. See the section entitled “Narrative Disclosure to Summary Compensation Table—Employment Agreements” below for additional details.

(4)

The amounts reported in the All Other Compensation column reflect 401(k) plan matching contributions made on behalf of the Named Executive Officers, for 2019, during the fiscal year ended December 31, 2019, for 2020, during the fiscal year ended December 31, 2020, and for 2021, during the fiscal year ended December 31, 2021. See “Compensation Discussion and Analysis—No Special Retirement, Health or Welfare Benefits” for additional information regarding 401(k) plan contributions.

(5)

Messrs. Herde and Oreshack, and Mses. Dolan and Sellers were not named executive officers for the fiscal years ended December 31, 2019, or December 31, 2020; therefore, we did not include their prior compensation.

(6)

In connection with the Vector Sale, Dr. Sellers ceased to be an employee of the Company on September 2, 2021, and she became the Chief Executive Officer of Vector Laboratories, Inc. under its new ownership.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

We have entered into employment agreements with each of our Named Executive Officers that provide for annual base salary, target bonus opportunity, paid vacation, reimbursement of reasonable business expenses and eligibility to participate in our benefit plans generally.

The employment agreements also provide for certain severance benefits upon a resignation by the applicable Named Executive Officer for “good reason” or upon a termination by the Company without “cause.” Please see the section entitled “Additional Narrative Disclosure — Potential Payments Upon Termination or Change in Control” below for more details regarding the severance benefits provided to our Named Executive Officers under the employment agreements. No severance benefits were paid to Dr. Sellers in connection with the Vector Sale.

2021 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2021 with respect to our Named Executive Officers. No equity awards were granted to Named Executive Officers in the year ended December 31, 2021.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Threshold ($)	Target ($)	Maximum ($)
Carl Hull	150,000	600,000	1,200,000
Kevin Herde	52,500	210,000	420,000
Brian Neel	50,000	200,000	400,000
Christine Dolan	53,000	212,000	424,001
Kurt Oreshack	38,600	154,400	308,800

(1)

Represents threshold, target and maximum annual cash incentive for the 2021 fiscal year. The threshold amount for each executive officer is 25% of target, as the minimum amount payable if threshold performance is achieved. If the threshold is not achieved, the payment would be zero. The maximum amount for each executive officer is 200% of target and reflects the maximum amount payable if maximum performance is achieved. The pre-established company performance metrics for the 2021 fiscal year consisted of Revenue (weighted 50%) and Adjusted EBITDA (weighted 50%).

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes, for each of the Named Executive Officers, the number of stock options with respect to our Class A common stock and MLSH 1 Units held as of December 31, 2021.

Name(1)	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)		Option expiration date
Carl Hull
Stock Options	11/19/2020	18,750	41,250	(2)	27.00		11/19/2030
MLSH 1 Incentive Units	3/18/2014	392,541	—		N/A	(10)	N/A	(10)
MLSH 1 Incentive Units	6/20/2019	58,000	42,000	(3)	N/A	(10)	N/A	(10)
Kevin Herde
Stock Options	11/19/2020	18,750	41,250	(2)	27.00		11/19/2030
MLSH 1 Incentive Units	5/30/2017	76,754	15,000	(4)	N/A	(10)	N/A	(10)
MLSH 1 Incentive Units	12/13/2017	10,000	15,000	(5)	N/A	(10)	N/A	(10)
Brian Neel
Stock Options	11/19/2020	18,750	41,250	(2)	27.00		11/19/2030
MLSH 1 Incentive Units	12/27/2017	58,000	7,000	(6)	N/A	(10)	N/A	(10)
MLSH 1 Incentive Units	12/13/2019	8,000	12,000	(7)	N/A	(10)	N/A	(10)
Lisa Sellers
MLSH 1 Incentive Units	8/31/2020	2,500	2,500	(8)	N/A	(10)	N/A	(10)
Christine Dolan
Stock Options	11/19/2020	18,750	41,250	(2)	27.00		11/19/2030
MLSH 1 Incentive Units	12/27/2017	4,500	5,000	(6)	N/A	(10)	N/A	(10)
MLSH 1 Incentive Units	10/1/2018	9,000	6,000	(9)	N/A	(10)	N/A	(107)
MLSH 1 Incentive Units	6/20/2019	6,000	9,000	(3)	N/A	(10)	N/A	(10)
Kurt Oreshack
Stock Options	11/19/2020	12,500	27,500	(2)	27.00		11/19/2030

(1)

This table reflects information regarding stock options with respect to our Class A common stock and MLSH 1 Units granted to our Named Executive Officers that were outstanding as of December 31, 2021. For more information on these stock options and incentive units, see “Compensation Discussion and Analysis—Equity Awards.”

(2)

Under the terms of the applicable stock option award agreement, these stock options vest 25% on the first anniversary of the grant date and monthly thereafter over the next three years subject to such executive’s continued employment through each vesting date.

(3)

Under the terms of the applicable incentive unit award documentation, these incentive units will vest in equal installments on June 20 of each of 2022, 2023 and 2024, so long as Mr. Hull or Ms. Dolan, as applicable, remains employed through such dates, and vesting of such incentive units accelerates upon a qualifying sale of MLSH 1.

(4)

Under the terms of the applicable incentive unit award documentation, these incentive units will vest on May 30 of 2022, so long as Mr. Herde remains employed through such date, and vesting of such incentive units accelerates upon a qualifying sale of MLSH 1.

(5)

Under the terms of the applicable incentive unit award documentation, these incentive units will vest in equal installments on December 13 of each of 2022, 2023 and 2024, so long as Mr. Herde remains employed through such dates, and vesting of such incentive units accelerates upon a qualifying sale of MLSH 1.

(6)

Under the terms of the applicable incentive unit award documentation, these incentive units will vest on October 16 of 2022, so long as Mr. Neel or Ms. Dolan, as applicable, remains employed through such dates, and vesting of such incentive units accelerates upon a qualifying sale of MLSH 1.

(7)

Under the terms of the applicable incentive unit award documentation, these incentive units will vest in equal installments on December 13 of each of 2022, 2023 and 2024, so long as Mr. Neel remains employed through such dates, and vesting of such incentive units accelerates upon a qualifying sale of MLSH 1.

(8)

Under the terms of the applicable incentive unit award documentation, these incentive units will vest on August 31 of 2022, so long as Dr. Sellers remains employed by Vector Laboratories, Inc. through such date, and vesting of such incentive units accelerates upon a qualifying sale of MLSH 1.

(9)

Under the terms of the applicable incentive unit award documentation, these incentive units will vest in equal installments on October 1 of each of 2022 and 2023, so long as Ms. Dolan remains employed through such dates, and vesting of such incentive units accelerates upon a qualifying sale of MLSH 1.

(10)	These equity awards are not traditional options and, therefore, there is no exercise price or option expiration date associated with them.

Options Exercised and Stock Vested

The following table sets forth certain information with respect to the vesting of MLSH 1 Units during the fiscal year ended December 31, 2021 with respect to our Named Executive Officers. No options held by Named Executive Officers were exercised during the fiscal year ended December 31, 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Carl Hull	78,000	N/A
Kevin Herde	20,000	N/A
Brian Neel	11,000	N/A
Christine Dolan	11,000	N/A
Kurt Oreshack	—	—
Lisa Sellers	2,500	N/A

(1)	This column represents the aggregate number of MLSH 1 Units that vested in the year ended December 31, 2021, as applicable.
(2)	These equity awards are not traditional options and, therefore, there is no immediate value realized on vesting.

Additional Narrative Disclosure

Retirement Benefits

We do not have a defined benefit pension plan or nonqualified deferred compensation plan. We currently maintain a retirement plan intended to provide benefits under Section 401(k) of the Code, pursuant to which employees, including the Named Executive Officers, can make voluntary pre-tax contributions. See “Compensation Discussion and Analysis—No Special Retirement, Health or Welfare Benefits” above for additional information regarding 401(k) plan contributions.

Employee Stock Purchase Plan

The ESPP authorizes the grant of options to employees, which due to our “Up-C” structure is not currently tax-qualified under Section 423 of the Code. See “Compensation Discussion and Analysis—No Special Retirement, Health or Welfare Benefits” above for additional information regarding the ESPP.

Potential Payments Upon Termination or Change in Control

Each of Messrs. Herde, Hull, Neel and Oreshack, and Ms. Dolan and Dr. Sellers are party to employment agreements that provide for severance benefits (as described below), in the event the Named Executive Officer’s employment is terminated by (i) the Board without “cause” or by the Named Executive Officer for “good reason” (each as defined in the employment agreements, a “Qualifying Termination”), prior to a Change in Control (as defined in the 2020 Omnibus Incentive Plan) or (ii) by the Company (or its successor) more than one year after a Change in Control. Such severance benefits are subject to each Named Executive Officer’s execution and non-revocation of a general release of claims.

Mr. Hull’s severance benefits consist of earned and unpaid annual bonus for the calendar year ending prior to the date of termination (“Earned Bonus Severance”), continued payment of base salary (the “Base Salary Severance”) for a period of 12 months plus a pro-rated target annual bonus for the fiscal year during which Mr. Hull’s termination occurs (the “Bonus Severance”), payable during the 12 month period commencing on the date of termination in substantially equal installments in accordance with regular payroll practices as in effect on the date of the termination. Additionally, the executive would have received a payment equivalent to the amount the COBRA premium would be for his health coverage prior to the termination (for the executive and his family to the extent applicable) (the “COBRA Severance”) for up to 12 months. If Mr. Hull is terminated based on a Qualifying Termination commencing upon, or up to one year following, a Change in Control (a “Change in Control Termination”), he will receive Earned Bonus Severance, 24 months continued Base Salary Severance plus two times the target Bonus Severance, payable during the twenty-four month period commencing on the date of termination in substantially equal installments in accordance with regular payroll practices as in effect on the date of the termination and a COBRA Severance for up to 24 months.

Mr. Herde’s severance benefits consist of Earned Bonus Severance, 12 months continued Base Salary Severance and COBRA Severance for up to 12 months. If Mr. Herde is terminated based on a Change in Control Termination his severance benefits will consist of 12 months continued Base Salary Severance, plus the Bonus Severance and a COBRA Severance for up to 12 months.

Mr. Neel’s severance benefits consist of Earned Bonus Severance, nine months continued Base Salary Severance, payable during the nine-month period commencing on the date of termination in substantially equal installments in accordance with regular payroll practices as in effect on the date of the termination and COBRA Severance for up to 12 months. If Mr. Neel is terminated based on a Change in Control Termination his severance benefits will consist of 12 months continued Base Salary Severance and a COBRA Severance for up to 12 months.

Mr. Oreshack’s severance benefits consist of Earned Bonus Severance, nine months continued Base Salary Severance, payable during the nine-month period commencing on the date of termination in substantially equal installments in accordance with regular payroll practices as in effect on the date of the termination and COBRA Severance for up to 12 months. If Mr. Oreshack is terminated based on a Change in Control Termination his severance benefits will consist of 12 months continued Base Salary Severance and a COBRA Severance for up to 12 months.

Ms. Dolan’s severance benefits consist of Earned Bonus Severance, nine months continued Base Salary Severance, payable during the nine-month period commencing on the date of termination in substantially equal installments in accordance with regular payroll practices as in effect on the date of the termination and COBRA Severance for up to 12 months. If Ms. Dolan is terminated based on a Change in Control Termination her severance benefits will consist of 12 months continued Base Salary Severance and a COBRA Severance for up to 12 months.

Prior to her separation from the Company, Dr. Sellers’ severance benefits consisted of Earned Bonus Severance, nine months continued Base Salary Severance, payable during the nine-month period commencing on the date of termination in substantially equal installments in accordance with regular payroll practices as in effect on the date of the termination and COBRA Severance for up to 12 months. If Dr. Sellers were terminated based on a Change in Control Termination, her severance benefits would have consisted of 12 months continued Base Salary Severance and a COBRA Severance for up to 12 months.

No Named Executive Officer shall be entitled to receive the severance benefits described above unless such Named Executive Officer has timely executed and delivered within 15 calendar days of such Named Executive Officer’s separation a general release and separation agreement (a “Release Agreement”) (and such Release Agreement shall become in full force and effect and not been timely revoked as may be permitted by its terms), and such Named Executive Officer shall be entitled to receive such severance benefits only so long as such Named Executive Officer has not breached any of the provisions of such Release Agreement or the Non-Competition and Non-Solicitation Covenants (as defined below).

The employment agreements also subject the Named Executive Officers to certain restrictive covenants, including perpetual confidentiality, assignment of inventions, non-competition and non-solicitation covenants (the “Non-Competition and Non-Solicitation Covenants”). The Non-Competition and Non-Solicitation Covenants apply during each of Messrs. Herde’s, Hull’s, Neel’s, and Oreshack’s, and Mses. Dolan’s and Sellers’ employment.

Stock options held by our Named Executive Officers will become 100% vested and exercisable if such executive’s employment is terminated by us without “cause” or by the executive for “good reason”, each as defined in the executive’s employment agreement, within one year following a Change in Control.

A Named Executive Officer’s outstanding MLSH 1 Units that vest based on time will become 100% vested upon a “sale” of MLSH 1, which is generally the sale of (i) MLSH 1’s equity securities pursuant to which an independent third party or parties acquires a majority of the equity securities or voting power to elect a majority of the board of directors of MLSH 1 or (ii) all or substantially all of MLSH 1’s assets on a consolidated basis (a “MLSH 1 Sale”).

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our Named Executive Officers if his or her employment had been terminated without cause on December 31, 2021. Amounts below reflect potential payments pursuant to the employment agreements for such Named Executive Officers.

	Qualifying Termination (Non-Change in Control)		Qualifying Termination (Change in Control)			Change in Control
Name of Executive Officer	Cash Severance Benefits ($)(1)	Continued Health Benefits ($)	Cash Severance Benefits ($)(2)	Continued Health Benefits ($)	Value of Accelerated Equity Awards ($)(3)	Value of Accelerated Equity Awards ($)(4)
Carl Hull	1,200,000	17,207	2,400,000	34,413	614,625	—
Kevin Herde	420,000	14,264	630,000	14,264	614,625	—
Brian Neel	300,000	24,360	400,000	24,360	614,625	—
Christine Dolan	318,001	24,360	424,001	24,360	614,625	—
Kurt Oreshack	289,500	24,360	386,000	24,360	409,750	—

(1)	Represents the potential payments upon a Qualifying Termination on December 31, 2021.
(2)	Represents the potential payments upon a Qualifying Termination in connection with or within the one-year period following a Change in Control
(3)	Represents the value of accelerated vesting of stock options that would have vested upon a Qualifying Termination in connection with or within the one-year period following a Change in Control.

(4)

If a MSLH 1 Sale occurred on December 31, 2021, the Named Executive Officer’s outstanding MLSH 1 Units would have accelerated and vested upon such MLSH 1 Sale. The value that would have been conferred to the Named Executive Officer in connection with such MLSH 1 Sale in respect of such outstanding MLSH 1 Units, including the value attributable to payments that would have been accelerated under the Tax Receivable Agreement, is not determinable as of December 31, 2021, and therefore was excluded from the table above.

Non-Employee Director Compensation Policy

Since the completion of the IPO, our non-employee directors have been eligible to receive the annual cash retainers listed below for their service on our Board. The non-employee directors who are employees of GTCR or its affiliates have agreed or are otherwise obligated to transfer all or a portion of the compensation they receive for their service as directors to GTCR or its affiliates. The retainers will be paid in four equal quarterly installments and prorated for any partial year of service on our board of directors.

Position	Retainer ($)
Board Member	40,000
Audit Committee:
Chair	20,000
Committee Member	10,000
Compensation and Nominating Committee:
Chair	25,000
Committee Member	12,500

Additionally, our Non-Employee Director Compensation Policy provides that non-employee directors will receive an annual restricted stock unit (“RSU”) award pursuant to the 2020 Omnibus Incentive Plan with a fair market value on the date of grant equal to approximately $160,000. Such RSUs shall vest in full on the first anniversary of the date of grant, subject to the applicable non-employee director’s continued service on the Board through such anniversary date. In the event a new non-employee director is elected or appointed to the Board, the Compensation and Nominating Committee or the Board will determine, for such new non-employee director’s first year of service, such non-employee director’s eligibility to receive an RSU award, the amount of such RSU award and the applicable vesting schedule.

All non-employee directors are also reimbursed for their reasonable expenses to attend meetings of our Board and related committees and otherwise attend to our business.

The following table presents the total compensation for each person who served as a non-employee member of our Board during 2021 Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to, any of the other non-employee members of our Board in 2021. Mr. Hull, our Chief Executive

Officer, receives no compensation for service as a director and, consequently, is not included in this table. The compensation received by Mr. Hull as an employee of the Company is presented in “—Summary Compensation Table.”

Director Compensation

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Total ($)
Anat Ashkenazi (3)	50,000	159,992	209,992
Sean Cunningham (4)	40,000	159,992	199,992
Benjamin Daverman (4)	52,500	159,992	212,492
Susannah Gray (3)	60,000	159,992	219,992
Robert B. Hance (5)	40,000	159,992	199,992
Jessica Hopfield (3)	62,500	159,992	222,492
Gregory T. Lucier (3)	40,000	159,992	199,992
Luke Marker (4)	40,000	159,992	199,992
Constantine Mihas (4)	65,000	159,992	224,992
Murali K. Prahalad (6)	40,000	159,992	199,992

(1)	The amounts in this column represent the fees attributable to board and committee service for the fiscal year ended on December 31, 2021.
(2)

The amounts in this column reflect the grant date fair value of restricted stock units granted to non-employee directors on November 19, 2021 (the “2021 Awards”), as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. These awards will vest on the one-year anniversary of the grant date subject to the recipient’s continuous service on the Board through such vesting date.

(3)

As of December 31, 2021, each of Ms. Ashkenazi, Ms. Gray, Dr. Hopfield, and Mr. Lucier held (i) 3,951 vested restricted stock units and 7,901 unvested restricted stock units with respect to our Class A common stock, which will vest in equal installments on each of November 19, 2022 and 2023, subject to such director’s continued service and (ii) 4,271 unvested restricted stock units with respect to our Class A common stock, which will vest on November 19, 2022, subject to such director’s continued service.

(4)

As of December 31, 2021, each of Messrs. Cunningham, Daverman, Marker and Mihas held 4,271 unvested restricted stock units with respect to our Class A common stock, which will vest on November 19, 2022, subject to such director’s continued service.

(5)

As of December 31, 2021, Mr. Hance held (i) 8,000 vested incentive units and 2,000 unvested incentive units in MLSH 1 (which will fully vest, subject to Mr. Hance’s continued service, on January 1, 2022), (ii) 3,951 vested restricted stock units and 7,901 unvested restricted stock units with respect to our Class A common stock, which will vest in equal installments on each of November 19, 2022 and 2023, subject to Mr. Hance’s continued service and (iii) 4,271 unvested restricted stock units with respect to our Class A common stock, which will vest on November 19, 2022, subject to Mr. Hance’s continued service.

(6)

As of December 31, 2021, Dr. Prahalad held (i) 10,000 vested MLSH 1 Units, (ii) 3,951 vested restricted stock units and 7,901 unvested restricted stock units with respect to our Class A common stock, which will vest in equal installments on each of November 19, 2022 and 2023 subject to Dr. Prahalad’s continued service and (iii) 4,271 unvested restricted stock units with respect to our Class A common stock, which will vest on November 19, 2022, subject to Dr. Prahalad’s continued service.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies for Approval of Related Party Transactions

We have adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:

•	the related person’s relationship to us and interest in the transaction;

•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;

•	the benefits to us of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, as the Audit Committee determines in good faith.

In addition, under our Code of Ethics our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

Related Party Transactions

Other than compensation arrangements for our directors and named executive officers, which are described in the section entitled “Executive Compensation”, below we describe transactions during the fiscal year ended December 31, 2021, to which we were a participant or will be a participant, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Tax Receivable Agreement

We are party to a Tax Receivable Agreement with MLSH 1 and MLSH 2 (the “TRA”) that provide for the payment from time to time by us to MLSH 1 and MLSH 2, collectively, of 85% of the amount of the benefits, if any, that we realize or, under certain circumstances, are deemed to realize as a result of (i) certain increases in the tax basis of assets of Maravai Topco Holdings, LLC (“Topco LLC”) and its subsidiaries resulting from purchases or exchanges of Topco LLC Units (“LLC Units”), (ii) certain tax attributes of the Blocker Entities, Topco LLC and subsidiaries of Topco LLC that existed prior to this offering and (iii) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to payments that we make under the Tax Receivable Agreement. These payment obligations are obligations of Maravai LifeSciences Holdings, Inc. and not of Topco LLC. We made payments of $1.3 million under the Tax Receivables Agreement during the year ended December 31, 2021. As of December 31, 2021, our liabilities under the TRA were $748.3 million.

Exchange Agreement

We are party to an Exchange Agreement with MLSH 1 pursuant to which MLSH 1 is entitled to exchange LLC Units, together with an equal number of shares of Class B common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash, from a substantially concurrent public offering or private sale (based on the price of our Class A common stock in such public offering or private sale). MLSH 1 executed two exchanges under this agreement during 2021.

April 2021 Exchange and Secondary Offering

In April 2021, MLSH 1 executed an exchange of 17,665,959 LLC Units (paired with the corresponding shares of Class B common stock) in return for 17,665,959 shares of the Company’s Class A common stock. The corresponding shares of Class B common stock were subsequently cancelled and retired. The Company immediately completed a secondary offering (“April 2021 Secondary Offering”) of 20,700,000 shares of its Class A common stock by MLSH 1 and MLSH 2, which included 3,034,041 shares of Class A common stock previously held by MLSH 2, which included the full exercise of the underwriters’ option to purchase up to 2,700,000 additional shares of Class A common stock, at a price of $31.25 per share.

The selling shareholders were responsible for the underwriting discounts and commissions of the April 2021 Secondary Offering and received all of the net proceeds of $624.2 million from the sale of shares of Class A common stock. The Company was responsible for the offering costs associated with the April 2021 Secondary Offering of $1.0 million which were recorded within selling, general and administrative in the consolidated statements of operations.

September 2021 Exchange and Secondary Offering

In September 2021, MLSH 1 executed an exchange of 17,068,559 LLC Units (paired with the corresponding shares of Class B common stock) in return for 17,068,559 shares of the Company’s Class A common stock. The corresponding shares of Class B common stock were subsequently cancelled and retired. Shortly after the exchange, the Company completed a secondary offering (“September 2021 Secondary Offering” and together with the April 2021 Secondary Offering, the “Secondary Offerings”) of 20,000,000 shares of its Class A common stock by MLSH 1 and MLSH 2, which included 2,931,441 shares of Class A common stock previously held by MLSH 2 at a price of $50.00 per share.

The selling shareholders were responsible for the underwriting discounts and commissions of the September 2021 Secondary Offering and received all of the net proceeds of $977.5 million from the sale of shares of Class A common stock. The Company was responsible for the offering costs associated with the September 2021 Secondary Offering of $0.9 million which were recorded within selling, general and administrative in the consolidated statements of operations.

Cash Contribution, Exchange, and Forfeiture Agreement

In December 2021, the Company entered into a Cash Contribution, Exchange and Forfeiture Agreement (the “Contribution Agreement”) with Topco LLC and MLSH 1, a related party. Pursuant to the Contribution Agreement, the Company contributed $110.0 million of cash to Topco LLC in exchange for 2,732,919 newly-issued units LLC Units of Topco LLC at a price per unit of $40.25, which was equal to the 50-day volume-weighted average price of the Company’s Class A common stock as calculated on December 31, 2021. Immediately following the contribution, the Company and MLSH 1 agreed to forfeit 2.036% of their respective LLC Units of Topco LLC and an equal number of shares of the Company’s Class B common stock, par value $0.01 per share, for no consideration. The purpose of the Contribution Agreement was to reduce the excess cash that had accumulated at the Company as a result of quarterly tax distributions it has received from Topco LLC since its IPO.

Director Nomination Agreement

For more information on the Director Nomination Agreement that we are party to with GTCR, see “Board of Directors and Corporate Governance—Director Nomination Agreement.” Sean Cunningham, Benjamin Daverman, Luke Marker and Constantine Mihas, four of our current directors, are employed as a Managing Director, Managing Director, Principal, and Co-CEO and Managing Director, respectively, of GTCR.

Registration Rights Agreement

We are a party to a registration rights agreement with MLSH 1 and MLSH 2. MLSH 1 and MLSH 2 are entitled to request that we register their shares of capital stock on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” MLSH 1 and MLSH 2 will be entitled to participate in certain of our registered offerings, subject to the restrictions in the registration rights agreement. We will pay expenses in connection with the exercise of these rights. The registration rights described in this paragraph apply to (1) shares of our Class A common stock held by MLSH 1 and MLSH 2 and their affiliates, and (2) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the Class A common stock described in clause (1) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act or repurchased by us or our subsidiaries. In addition, with the consent of the company and holders of a majority of Registrable Securities, certain Registrable Securities will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act. During 2021, Maravai registered shares of Class A shares held by MLSH 1 which were subsequently sold in an offering as selling shareholders as well as facilitated secondary offering transactions related to current year exchanges (see above).

Indemnification of Officers and Directors

We are party to indemnification agreements with each of our officers, directors and director nominees. The indemnification agreements provide the officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law. Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers and directors pursuant to the foregoing agreements, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Topco LLC Operating Agreement

MLSH 1 is party to the Topco LLC operating agreement put in place in connection with our initial public offering. This agreement includes a provision requiring cash distributions enabling its owners to pay their taxes on income passing through from Topco LLC. During the year ended December 31, 2021, the Company made distributions of $153.5 million for tax liabilities to MLSH 1 under this agreement.

Contract Development and Manufacturing Agreement with Curia Global

GTCR has significant influence over Curia Global. During the year-ended December 31, 2021, the Company paid $7.4 million to Curia Global (“Curia”), an entity for which GTCR exercises significant influence, for contract manufacturing and development services. Such amounts were included in research and development expense on the consolidated statement of operations for the year-ended December 31, 2021.

Maravai LifeSciences Foundation

In December 2021, the Company established a new charitable foundation (the “Foundation”) to promote causes tied to Maravai’s mission. During the year ended December 31, 2021, the Company contributed $2.0 million to the Foundation. Kevin Herde serves as the Foundation’s Chief Executive Officer and Kurt Oreshack serves as the Foundation’s Secretary and Chief Financial Officer. Additionally, each of Messrs. Herde, Neel and Oreshack, and Ms. Dolan, serve as members of the Foundation’s Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our Class A common stock and Class B common stock as of March 15, 2022 for:

•	each person or group known to us who beneficially owns more than 5% of our Class A common stock or Class B common stock;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

The numbers of shares of Class A common stock and Class B common stock (together with the same amount of LLC Units) beneficially owned and percentages of beneficial ownership are based on based on 131,489,540 shares of Class A common stock and 123,669,196 shares of Class B common stock outstanding as of March 15, 2022. This number excludes 123,669,196 shares of Class A common stock issuable in exchange for LLC Units and upon conversion of shares of our Class B common stock, each as described under “Certain Relationships and Related Party Transactions—Amended and Restated Operating Agreement.” If all outstanding LLC Units were exchanged and all outstanding shares of Class B common stock were converted, we would have 255,158,736 shares of Class A common stock outstanding as of March 15, 2022.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or RSUs that are currently exercisable or exercisable or will vest within 60 days of March 15, 2021, are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Maravai LifeSciences Holdings, Inc., 10770 Wateridge Circle Suite 200, San Diego, California, 92121. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned
	Class A Common Stock(1)		Class B Common Stock(1)
Name of Beneficial Owner	Shares	%	Shares	%	Voting %
GTCR(2)	21,681,033	16.49%	123,669,196	100%	56.96%
FMR LLC(3)	12,707,645	9.66%	—	—	4.98%
Vanguard Group Inc.(4)	10,533,609	8.01%	—	—	4.13%
Select Equity Group, L.P. (5)	20,542,503	15.62%	—	—	8.05%
Massachusetts Financial Services Company(6)	8,003,021	6.09%	—	—	3.14%
Named Executive Officers and Directors
Carl Hull (7)	62,550	*	—	—	*
Kevin Herde (8)	23,647	*	—	—	*
Brian Neel (9)	23,446	*	—	—	*
Christine Dolan (10)	23,681	*	—	—	*
Kurt Oreshack (11)	24,015	*	—	—	*
Lisa Sellers	19,358	*	—	—	*

	Shares Beneficially Owned
	Class A Common Stock(1)		Class B Common Stock(1)
Name of Beneficial Owner	Shares	%	Shares	%	Voting %
Anat Ashkenazi	3,951	*	—	—	*
Sean Cunningham	—	—	—	—	—
Benjamin Daverman	—	—	—	—	—
Susannah Gray	23,951	*	—	—	*
Robert B. Hance	13,951	*	—	—	*
Jessica Hopfield	53,951	*	—	—	*
Gregory T. Lucier	18,951	*	—	—	*
Luke Marker	—	—	—	—	—
Constantine Mihas	—	—	—	—	—
Murali K. Prahalad	8,651	*	—	—	*
All executive officers and directors as a group (15 individuals) (12)	280,745	*	—	—	*

(1)

Each share of Class A common stock and Class B common stock entitles the registered holder thereof to one vote and each share on all matters presented to shareholders for a vote generally, including the election of directors. The Class A common stock and Class B common stock will vote as a single class on all matters except as required by law or our Certificate.

(2)

Represents 21,681,033 shares of Class A common stock held directly by MLSH 2 and 123,669,196 shares of Class B common stock held directly by MLSH 1. MLSH 1 and MLSH 2 are each managed by a board of managers. GTCR Fund XI/C LP controls the board of managers of MLSH 2. GTCR Fund XI/B LP and GTCR Co-Invest XI LP control the board of managers of MLSH 1. This number excludes 123,669,196 shares of Class A common stock issuable in exchange for LLC Units held by MLSH 1. GTCR Partners XI/A&C LP is the general partner of GTCR Fund XI/C LP. GTCR Partners XI/B LP is the general partner of GTCR Fund XI/B LP. GTCR Investment XI LLC is the general partner of each of GTCR Co-Invest XI LP, GTCR Partners XI/A&C LP and GTCR Partners XI/B LP. GTCR Investment XI LLC is managed by a board of managers (the “GTCR Board of Managers”) consisting of Mark M. Anderson, Craig A. Bondy, Aaron D. Cohen, Sean L. Cunningham, Benjamin J. Daverman, David A. Donnini, Constantine S. Mihas and Collin E. Roche, and no single person has voting or dispositive authority over the Class A common stock or Class B common stock. Each of GTCR Partners XI/A&C LP, GTCR Investment XI LLC and the GTCR Board of Managers may be deemed to share beneficial ownership of the shares held of record by MLSH 2, each of GTCR Partners XI/B LP, GTCR Investment XI LLC and the GTCR Board of Managers may be deemed to share beneficial ownership of the shares held of record by MLSH 1 and each of the individual members of the GTCR Board of Managers disclaims beneficial ownership of the shares held of record by MLSH 1 and MLSH 2 except to the extent of his pecuniary interest therein. The address for each of MLSH 1, MLSH 2, GTCR Fund XI/C LP, GTCR Fund XI/B LP, GTCR Co-Invest XI LP, GTCR Partners XI/A&C LP, GTCR Partners XI/B LP and GTCR Investment XI LLC is 300 North LaSalle Street, Suite 5600, Chicago, IL, 60654.

(3)

Based upon information reported by way of a Schedule 13G/A filed by FMR LLC with the SEC on February 9, 2022. Represents 12,707,645 shares of Class A common stock held directly by FMR LLC and Abigail P. Johnson. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co. LLC”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. This footnote reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies (collectively, the “FMR Reporters”). This footnote does not reflect securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters in accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998). The address for FMR LLC is 245 Summer Street, Boston, MA 02210. The address for Abigail P. Johnson is 245 Summer Street, Boston, MA 02210.
(4)

Based upon information reported by way of a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2022. Represents 10,533,609 shares of Class A common stock beneficially owned by the following subsidiaries of The Vanguard Group: Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited, and Vanguard Investments UK, Limited. The Vanguard Group has sole voting power, shared voting power, sole dispositive power and shared dispositive power over 0, 65,758, 10,368,768 and 164,841 shares of Class A common stock, respectively, listed in the table above. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)

Based upon information reported by way of a Schedule 13G/A filed by Select Equity Group, L.P. (“Select LP”) and George S. Loening with the SEC on February 14, 2022. Represents 20,542,503 shares of Class A common stock held directly by the Select LP. Mr. Loening may be deemed to beneficially own the reported securities by virtue of the fact that Mr. Loening is the majority owner of Select LP and managing member of its general partner. Select LP has sole voting power and sole dispositive power over 20,542,503 shares of Class A common stock listed in the table above. The address for the Select LP and Mr. Loening is 380 Lafayette Street, 6th Floor, New York, NY 10003.

(6)

Based upon information reported by way of a Schedule 13G filed by Massachusetts Financial Services Company (“MFS”) with the SEC on February 2, 2022. Represents 8,003,021 shares of Class A common stock held directly by MFS. MFS has sole voting power with respect to 7,622,562 shares of Class A common stock and sole dispositive power over 8,003,021 shares of Class A common stock listed in the table above. The address for MFS is 111 Huntington Avenue, Boston, MA 02199.

(7)	Includes 27,550 shares issuable on exercise of outstanding options exercisable within 60 days.
(8)	Includes 22,758 shares issuable on exercise of outstanding options exercisable within 60 days.
(9)	Includes 22,562 shares issuable on exercise of outstanding options exercisable within 60 days.
(10)	Includes 22,562 shares issuable on exercise of outstanding options exercisable within 60 days.
(11)	Includes 15,478 shares issuable on exercise of outstanding options exercisable within 60 days.
(12)	Does not include securities beneficially owned by Dr. Lisa Sellers who separated from the Company on September 2, 2021.

PROPOSAL 2 –RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022. Services provided to the Company and its subsidiaries by Ernst & Young LLP for the year ended December 31, 2021 are described below and under “Audit Committee Report.”

Fees and Services

The following table represents aggregate fees billed to us for services related to the years ended December 31, 2021 and 2020 by Ernst & Young LLP, our independent registered public accounting firm:

	2021	2020
Audit Fees(1)	$4,412,981	$5,121,250
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	$3,590	—

Total	$4,416,571	$5,121,250

(1)

In 2021, Audit Fees consisted of fees and expenses covering the integrated audit of our consolidated financial statements and of our internal control over financial reporting, review of the interim condensed consolidated financial statements, accounting and financial reporting consultations, the issuance of consents in connection with registration statement filings with the SEC and comfort letters in connection with the Secondary Offerings. In 2020, Audit Fees consisted of fees and expenses covering the audit of our consolidated financial statements, review of the interim condensed consolidated financial statements, accounting and financial reporting consultations, and the issuance of consents in connection with registration statement filings with the SEC and comfort letters in connection with our Initial Public Offering (“IPO”) which was completed in November 2020.

(2)	All Other Fees consist of fees billed in the indicated year for an annual subscription to Ernst & Young LLP’s online resource library.

All of the services described above were pre-approved by our Audit Committee. The Audit Committee concluded that the provision of these services by Ernst & Young LLP would not affect their independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Vote Required; Recommendation of the Board of Directors

Ratification of the appointment of Ernst & Young LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If Maravai’s shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent registered accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in Maravai’s best interests to do so.

The Audit Committee and the Board recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2022.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee is composed of three independent directors (as defined by the Nasdaq listing standards) and met nine times in 2021. Our Audit Committee operates under a written charter, which is posted on our website at investors.maravai.com. The Audit Committee’s oversight responsibilities include monitoring the integrity of our consolidated financial statements (including reviewing financial information, the systems of internal controls, the audit process, and the independence and performance of the independent registered public accounting firm) and our compliance with legal and regulatory requirements. Management has the primary responsibility for the consolidated financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed the audited consolidated financial statements and internal control over financial reporting for the year ended December 31, 2021, with our management;

•

The Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of our consolidated financial statements with generally accepted accounting principles in the United States and as to the effectiveness of our internal control over financial reporting, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters required to be discussed by the applicable requirements of Auditing Standards No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”); and

•

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” regarding the independent registered accounting firm’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence from the Company and management.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements and management’s assessment of the effectiveness of our internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2021.

Respectfully submitted by:

Susannah Gray, Chair

Anat Ashkenazi

Jessica Hopfield

PROPOSAL 3 –ADVISORY VOTE ON THE FREQUENCY OF FUTURE SHAREHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, we are seeking your advisory vote on how often the Company should hold a say-on-pay vote. You may specify whether you prefer the vote to occur every year, two years, or three years, or may abstain from voting on this proposal. Shareholders will have an opportunity to cast an advisory vote on the frequency of the say-on-pay vote at least every six years.

Our Board recommends that future say-on-pay votes occur every year. We believe it is consistent with best corporate governance practices and therefore, we recommend shareholders vote to hold the say-on-pay vote every year. In formulating its recommendation, our Board considered the fact that compensation decisions are made annually and that an annual advisory vote on the compensation of our named executive officers will allow shareholders to provide more frequent and direct input on our compensation philosophy, policies and practices.

Although the vote is non-binding, our Board will consider the vote results in determining the frequency of future say-on-pay votes. Our Board may change the vote frequency based on the nature of our compensation programs, input from our shareholders, and our Board’s views.

The Board recommends that you provide a non-binding advisory vote to hold future shareholder advisory votes on the compensation of our Named Executive Officers “EVERY YEAR.”

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

INCORPORATION BY REFERENCE

The Audit Committee Report shall not be deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this document.

AVAILABILITY OF SEC FILINGS, CODE OF CONDUCT AND COMMITTEE CHARTERS

Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Code of Conduct, Corporate Governance Guidelines and the charters of the Audit Committee and Compensation and Nominating Committee, and any reports of beneficial ownership of our Common Stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, investors.maravai.com, or may be requested in print, at no cost, by email at ir@maravai.com or by mail at Maravai LifeSciences Holdings, Inc., 10770 Wateridge Circle Suite 200, San Diego, California 92121, Attention: Investor Relations.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. Our website address is investors.maravai.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, as amended, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

COST OF PROXY SOLICITATION

Maravai is paying the expenses of this solicitation. Maravai will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and Maravai will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of Maravai may solicit proxies in person or by telephone, facsimile, email or other similar means.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

P.O. BOX 8016, CARY, NC 27512-9903	INTERNET Go To: www.proxypush.com/MRVI • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote

PHONE Call 1-866-437-3716 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions

MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

Maravai LifeSciences Holdings, Inc.

Annual Meeting of Shareholders

For Shareholders of record as of March 15, 2022

TIME:         Thursday, May 12, 2022 3:00 PM, Pacific Time

PLACE:	Annual Meeting to be held live via the Internet
Please visit www.proxydocs.com/MRVI for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Carl Hull and Constantine Mihas (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Maravai LifeSciences Holdings, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Maravai LifeSciences Holdings, Inc.

Annual Meeting of Shareholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR EACH DIRECTOR IN PROPOSAL 1.

FOR PROPOSAL 2.

FOR PROPOSAL 3, THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR.

	PROPOSAL	YOUR VOTE				BOARD OF DIRECTORS RECOMMENDS

1.	Election of Directors
		FOR		WITHHOLD
	1.01 Sean Cunningham	☐		☐		FOR

	1.02 Robert B. Hance	☐		☐		FOR

	1.03 Jessica Hopfield	☐		☐		FOR

	1.04 Murali K. Prahalad	☐		☐		FOR

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as Maravai’s independent registered public accounting firm for the year ending December 31, 2022.	☐	☐	☐		FOR

		1YR	2YR	3YR	ABSTAIN
3.	To approve, on a non-binding advisory basis, the frequency of future say-on-pay votes.	☐	☐	☐	☐	1 YEAR

4.	To transact other business as may properly come before the meeting or any adjournment of the meeting.

You must pre-register to attend the meeting online and/or participate at www.proxydocs.com/MRVI.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date	Signature (if held jointly) Date